Exhibit 2.1

PHILADELPHIA TERMINALS

PURCHASE AGREEMENT

BY AND BETWEEN

PLAINS PRODUCTS TERMINALS LLC

AND

PBF LOGISTICS PRODUCTS TERMINALS LLC

DATED JANUARY 29, 2016

__________________

i

SCHEDULES
Terminal Facilities Schedule
Equipment Schedule
Fee Owned Property Schedule
Non-Fee Property Schedule
Assigned Contracts Schedule
Excluded Assets Schedule
Material Contracts Schedule
Additional Permitted Liens Schedule
Schedule 1.1 – Persons with Knowledge
Schedule 3.3 – Seller’s Consents
Schedule 3.6(a) – Violations and Notices of Non-Compliance
Schedule 3.6(b)(1) – Compliance with Laws
Schedule 3.6(b)(2) – Material Permits
Schedule 3.6(b)(3) – Transferable Material Permits
Schedule 3.7 – Litigation; Corrective Orders
Schedule 3.11(a) – Collective Bargaining Agreements
Schedule 4.3 – Buyer’s Consents
Schedule 6.1(c) – PBF Refinery Pipeline Connection Project
Schedule 6.1(j) – Remediation and Monitoring Projects
Schedule 6.1(j)(i) – Settlement Agreements
Schedule 6.3(f)(i)(A) – Employee Schedule
Schedule 6.3(f)(i)(B) – Excluded Employees
Schedule 6.3(f)(x) – Labor Agreement
Schedule 6.3(n) – Hydrocarbon Inventory Methodology

EXHIBITS

Exhibit A – Form of Buyer Guaranty
Exhibit B – Form of Seller Guaranty
Exhibit C – [Reserved]
Exhibit D – Form of Bill of Sale
Exhibit E – Form of Fee Property Deed
Exhibit F – Form of Non-Fee Property Assignment and Conveyance Agreement
Exhibit G – Form of Assignment and Assumption Agreement
Exhibit H – Form of Non-Foreign Ownership Certificate
Exhibit I – Form of Purchased Inventories Sale Agreement
Exhibit J – Form of Custody Transfer Receipt
Exhibit K – Form of Transition Services Agreement
Exhibit L – Form of the Paulsboro Terminal Contract
Exhibit M – Form of FCC Sale Agreement
Exhibit N – Form of FCC System Sharing Agreement

PURCHASE AGREEMENT
This Purchase Agreement (this “Purchase Agreement”) is made and entered into effective as of this 29th day of January, 2016 (the “Effective Date”), by and between Plains Products Terminals, a limited liability company organized under the laws of the State of Delaware, having its principal office at 333 Clay Street, Suite 1600, Houston, TX 77002 (“Seller”), and PBF Logistics Products Terminals LLC, a limited liability company organized under the laws of the State of Delaware, having its office at One Sylvan Way, Parsippany, NJ 07054 (“Buyer”). Each of Seller and Buyer is referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller is the owner of certain refined products terminal facilities and related fixtures, as generally described in the Terminal Facilities Schedule attached hereto (the “Terminal Facilities”);
WHEREAS, Seller also owns certain equipment directly related to the Terminal Facilities expressly listed on the Equipment Schedule attached hereto (the “Equipment”);
WHEREAS, certain portions of the Terminal Facilities and Equipment are located on parcels of land in which Seller owns an interest, in fee (collectively referred to as the “Fee Owned Property”; which Fee Owned Property is listed on the Fee Owned Property Schedule attached hereto);
WHEREAS, Seller has the right to use and occupy certain leases, easements, rights-of-way, franchises, Permits and other rights to, or interests in, real property, directly relating to the ownership, maintenance, repair and operation of the Terminal Facilities and the Equipment (with said leases, easements, rights-of-way, franchises, Permits and other rights and interests collectively referred to as the “Non-Fee Property”, a listing of such Non-Fee Property being set forth on the Non-Fee Property Schedule attached to this Purchase Agreement; the Fee Owned Property and the Non-Fee Property being collectively referred to herein as the “Real Property Interests”);
WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, all of the Purchased Assets (as defined below), on the terms and conditions of this Purchase Agreement;
WHEREAS, in connection with its acquisition of the Purchased Assets, Buyer desires to assume the Assumed Liabilities (as defined below), on the terms and conditions of this Purchase Agreement; and
WHEREAS, concurrently with the execution hereof, PBF Logistics LP has executed and delivered to Seller Buyer Guaranty; and

WHEREAS, concurrently with the execution hereof, Plains All American Pipeline, L.P. has executed and delivered to Buyer the Seller Guaranty.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions.
(a)    As used herein the following terms shall have the meanings defined below:
“Affiliate” shall mean, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities.
“Ancillary Agreements” shall mean the Bill of Sale, the Deeds, the Non-Fee Assignment and Conveyance Agreements, the Assignment and Assumption Agreement, the Purchased Inventories Sale Agreement, the Transition Services Agreement, the Paulsboro Terminal Contract and the FCC Agreements.
“Antitrust Regulatory Approval” shall have the meaning set forth in Section 6.3(i).
“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any foreign, federal, state, provincial and local: (a) constitution, treaty, law, statute, regulation, code, ordinance, principle of common law, rule, municipal by-law, order or other requirement having the force of law; (b) policy, practice, procedure, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law, or which is capable of having the force of law by further action of a Government Authority (collectively, the “Law”) relating or applicable to such Person, property, Transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.
“Assigned Contracts” shall mean those Contracts that are listed on the Assigned Contracts Schedule attached hereto, as the same have been amended, modified and supplemented prior to the Closing, in each case to the extent assignable and actually assigned pursuant to the terms thereof. For the avoidance of doubt, the Assigned Contracts shall not include any Third Party IP Contracts.
“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement to be entered into as of the Closing Date, substantially in the form of Exhibit G attached hereto.
“Assumed Liabilities” shall mean all Liabilities (i) incurred or accruing under the Assumed Contracts or the Non-Fee Properties with respect to periods commencing on and after the Closing Date, (ii) accruing, arising out of or related to the ownership, possession, use or operation of the Purchased Assets on and after the Closing Date, including any such Liabilities (A) under Applicable Laws accruing, arising out of or related to applicable Permits with respect to periods commencing on and after the Closing Date, (B) for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Purchased Assets on and after the Closing Date and (C) (1) arising under Environmental Laws or with respect to a Release with respect to periods commencing on or after the Closing Date that are not Excluded Liabilities or (2) the Remediation and Monitoring Projects (except for Seller’s Remediation and Monitoring Projects Reimbursement Obligations for Liabilities arising under the Remediation and Monitoring Projects, which shall be Excluded Liabilities whether arising before, on or after the Closing Date) and (iii) arising under Article VI, Article X or Article XI of this Purchase Agreement; provided that the Assumed Liabilities shall not include (i) the Excluded Liabilities (which are retained by Seller) and (ii) any obligations or liabilities of Seller arising under this Purchase Agreement, including but not limited to Section 10.1(a) and Section 10.2(a).
“Audit” shall have the meaning set forth in Section  6.1(j)(v).
“Bill of Sale” means the bill of sale to be entered into as of the Closing Date, substantially in the form of Exhibit D attached hereto.
“Books and Records” shall mean originals or copies in Seller’s possession of engineering, property, property tax, environmental (including relating to the Assumed Remediation and Monitoring Projects), contract and land books and records in their present form and reasonably necessary for operation of the Purchased Assets by Seller in the Ordinary Course of Business, insofar as such books and records (i) relate solely to the Purchased Terminal Facilities and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities.
“Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks located in New York, New York are authorized to be closed.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Group” shall have the meaning set forth in Section 10.1(a).
“Buyer Guaranty” shall mean the Guaranty in the form attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.2.
“Closing Date Payment” shall have the meaning set forth in Section 2.2(b).
“Closing Failure Breach” shall have the meaning set forth in Section 12.3.
“Code” shall have the meaning set forth in Section 12.17.
“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement; provided that neither Party shall have any obligation to (i) sell, divest, hold separate or otherwise convey (or agree to convey) any particular assets or categories of assets or its business (or any of its Affiliates) or (ii) otherwise take or commit to take actions that after the receipt of such approval would limit the freedom of action of such Party (or any of its Affiliates) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets (excluding the sale of the Purchased Assets from Seller to Buyer, as contemplated under this Purchase Agreement).
“Confidential Information” shall mean all information concerning a Party of its Affiliates, other than, in the case of Seller, information that relates exclusively to the Purchased Assets and the Assumed Liabilities, and in the case of Seller and Buyer, other than any such information that is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 6.3(k).
“Confidentiality Agreement” shall mean the Confidentiality Agreement between PBF Holding Company LLC and Seller dated November 11, 2015 as referenced in Section 6.3(k).
“Connection Project Cap” shall have the meaning set forth in Section 6.1(c).
“Contract” shall mean any agreement, contract or lease, including all amendments, modifications and supplements thereto.
“Corrective Action Orders” shall have the meaning set forth in Section 3.7.
“Current Tax Year” shall have the meaning set forth in Section 11.2.
“Custody Transfer Receipt” shall have the meaning set forth in Section 2.3(g).
“Data” shall have the meaning set forth in Section 6.1(a).

“Deeds” means the special warranty deeds to be entered into as of the Closing Date, substantially in the forms attached as Exhibit E hereto.
“Designated Executive” shall have the meaning set forth in Section 12.20.
“Differences or Conflicts” shall have the meaning set forth in Section 10.4(b).
“Dispute” shall have the meaning set forth in Section 12.20(a).
“Easements” means the leases, easements, right of way agreements, franchise agreements, contractual land-use and water crossing license agreements and similar agreements relating to the Purchased Terminal Facilities.
“Economic Impact” shall have the meaning set forth in Section 6.3(a)(vi).
“Economic Impact Dispute” shall have the meaning set forth in Section 6.3(a)(vii).
“Economic Impact Negotiation Period” shall have the meaning set forth in Section 6.3(a)(vii).
“Effective Date” shall have the meaning set forth in the Preamble.
“Employees” shall have the meaning set forth in Section 6.3(f)(i).
“Environment” means any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life (including without any limitation any species identified as “threatened” or “endangered” or similar designation under Environmental Laws), and any other natural resource or medium related to the foregoing.
“Environmental Laws” shall mean all federal, state, local, tribal and foreign laws, statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning pollution or protection of the Environment, conservation of resources (including threatened or endangered species) or natural resource damages applicable to the Purchased Assets, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, Release, remediation, threatened Release, control, or cleanup of any Hazardous Substances, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date. The term “Environmental Laws” includes without limitation, (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 USC Sections 9601, et seq., (ii) the federal Resource Conservation and Recovery Act, as amended, 42 USC Sections 6901, et seq., (iii) the federal Hazardous Materials Transportation Law, 49 USC Sections 5101 et seq., and any regulations promulgated thereunder.

“Environmental Losses” shall mean all Losses resulting from any liabilities or investigatory, corrective or remedial obligations required under Environmental Laws.
“Equipment” shall have the meaning set forth in the Recitals.
“EPT” shall mean prevailing local time in New York, New York.
“Excluded Assets” shall mean (i) all Third Party IP Contracts, (ii) all Intellectual Property owned by the Seller, (iii) all Non-Fee Property which by their express terms may not be assigned or transferred to Buyer provided such Non-Fee Property is identified in the Excluded Assets Schedule, (iv) all books and records of Seller (A) the disclosure of which could be inconsistent with any legal constraints or obligations regarding the confidentiality thereof (unless Buyer agrees to be bound by the confidentiality provisions related thereto) or constitute a waiver of any attorney-client, work product or similar privilege; (B) relating to prior litigation, or litigation that is no longer applicable or pending; (C) relating to the Excluded Assets or the Excluded Liabilities; (D) containing any information about Seller or any of its Affiliates that is unrelated to the Purchased Assets or the Assumed Liabilities; (E) relating to income Taxes paid by Seller or any of its Affiliates, except to the extent disclosed or required to be disclosed with respect to any tax Return related in any manner to the Purchased Assets or the Assumed Liabilities; (F) constituting organizational documents of Seller; (G) constituting minutes, seals, equity interest records and other records of internal company proceedings of Seller; (H) that Seller is required to retain by Law (in which event, copies thereof shall be delivered to Buyer); and (I) having been prepared in connection with, or relating in any way to the transactions contemplated by this Purchase Agreement or any bids or offers received from Buyer or any Third Parties and analyses relating in any way to the sale of the Purchased Assets except to the extent such analyses provide information that would be required to be disclosed in Schedules 3.6(a) or 3.6(b), (v) all rights to claims, refunds or adjustments with respect to the Purchased Assets which relate to any period prior to the Closing Date and with respect to the Excluded Assets, all other refunds or adjustments relating to any Action with respect to the Excluded Assets and all rights to insurance proceeds or other insurance recoveries that (A) relate to, or are reimbursement for, Seller’s or any Affiliate of Seller’s expenditures made prior to the Closing Date for which insurance proceeds are available or due to Seller or such Affiliate with respect to the Purchased Assets or (B) relate to Excluded Assets or Retained Liabilities, (vi) all of Seller’s cash and cash equivalents on hand and in bank accounts, (vii) all of Seller’s accounts receivable and audit rights relating thereto arising under any of the applicable Contracts or otherwise with respect to any of the Excluded Assets and, with respect to the Purchased Assets, for any period prior to the Closing Date, (viii) all of Seller’s net operating losses and Tax refunds relating to the Excluded Assets, and with respect to the Purchased Assets, for any period prior to the Closing Date, (ix) those assets listed on the Excluded Assets Schedule attached hereto and (x) any other assets that are not expressly a Purchased Asset under the terms of this Purchase Agreement. Notwithstanding the foregoing, to the extent in Seller’s or Seller’s Affiliates’ possession, Seller shall provide Buyer with all books and records required, to Seller’s Knowledge, to be maintained by Buyer under Applicable Law with respect to the ownership, use or operation of the Purchased Assets; provided that with respect to confidential or attorney-client privileged documents, Buyer agrees to enter into a confidentiality agreement or joint defense agreement mutually acceptable to the Parties.
“Excluded Employees” shall have the meaning set forth in Section 6.3(f)(i).
“Excluded Liabilities” shall mean all Liabilities (i) of Seller or Seller’s Affiliates, incurred or accruing under the Assumed Contracts with respect to any period prior to the Closing Date, (ii) arising out of or relating to or associated with the Excluded Assets, (iii) arising out of, accruing, incident, relating to, or in connection with Seller or Seller’s Affiliates’ failure to pay Taxes attributable or allocable to the Purchased Assets (excluding any sales or transfer Taxes to the extent arising from the sale and purchase of the Purchased Assets) attributable to or accruing during periods prior to the Closing Date and (iv) accruing, arising out of or related to the ownership, possession, use or operation of the Purchased Assets or a Release before the Closing Date, including, without limitation, (x) the Environmental Losses and (y) Seller’s Remediation and Monitoring Projects Reimbursement Obligations.
“FCC Agreements” means the FCC Sale Agreement and the FCC System Sharing Agreement, to be entered into as of the Closing Date, substantially in the form of Exhibits M and N attached hereto.
“FCC Licenses” shall mean licenses issued by the Federal Communications Commission for the operation of radio communications facilities located on the Terminal Facilities.
“Fee Owned Property” shall have the meaning set forth in the Recitals.
“Fundamental Representations” means (i) in the case of Seller, the representations and warranties contained in Sections 3.1 (Valid Organization), 3.2 (Authorization), 3.4 (No Violation) and 3.10 (No Broker) and (ii) in the case of Buyer, the representations and warranties contained in Sections 4.1 (Valid Organization), 4.2 (Authorization), 4.4(a) (No Violation) and 4.6 (No Broker).
“Governmental Authority” shall mean any federal, state, local, foreign, tribal or other governmental or administrative authority, agency, court or tribunal having jurisdiction.
“Hazardous Substances” means and includes each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum, petroleum by-products, natural gas or natural gas liquids Released into the Environment, asbestos or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide or polychlorinated biphenyls.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

“Hydrocarbon Inventory” shall have the meaning set forth in Section 6.3(n).
“Hydrocarbon Inventory Methodology” shall mean the Hydrocarbon Inventory determination procedures and processes set forth in Section 6.3(n) and Schedule 6.3(n), Hydrocarbon Inventory Methodology.
“Indemnified Party” shall have the meaning set forth in Section 10.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 10.4(a).
“Impact Negotiation Period” shall have the meaning set forth in Section 6.3(a)(vi).
“Intellectual Property” shall mean trademarks, service names, trade names, logos, patents, utility models, supplementary protection certificates, inventions, trade secrets, know-how, designs, design rights, copyrights, database rights, domain names and URLs, all technical information, software to the extent any of the foregoing are represented, embedded or embodied within such software, and all other proprietary rights (whether or not the same are registered or capable of registration) anywhere in the world and all applications for, or for the protection of, any of the foregoing and all rights (including licenses) under or in the above.
“Interim Period” means the period from the date of execution of this Purchase Agreement through the earlier of the termination of this Purchase Agreement or the Closing Date.
“ISRA” shall have the meaning set forth in Section 6.1(e)(i).
“ISRA Documentation” shall have the meaning set forth in Section 6.1(e)(i).
“Knowledge” shall mean the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1.
“Leave” shall have the meaning set forth in Section 6.3(f)(i).
“Legal Proceeding” means any pending or threatened litigation, action, cause of action, appeal, request for injunctive relief, application, suit, investigation, inquiry, charge, hearing, claim, complaint, deemed complaint, grievance or expropriation, or any civil, administrative, regulatory or criminal, arbitration or proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.
“Liabilities” shall mean all liabilities, obligations, responsibilities, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise (including Environmental Law), known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, now existing or arising at any time prior to, on or after the Closing Date, whether caused by, arising out of, incurred in connection with or relating in any way to the ownership, use construction, operation, maintenance, repair, expansion or management of the Purchased Assets as heretofore, currently or hereafter conducted.
“Long Stop Date” means the date 12 months after the Effective Date.
“Losses” shall mean (a) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations and liens, and (b) with respect to contesting and defending any Third Party Action (but for the avoidance of doubt, not with respect to any claim asserted by one Party against the other Party), costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).
“Major Loss” shall mean any damage, destruction or other casualty losses with respect to or taking of the Purchased Assets, that individually or in the aggregate have an estimated cost to repair or replace or a value of more than three percent (3%) of the Purchase Price.
“Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein; (ii) financial market fluctuations or conditions (including changes in interest rates); (iii) conditions affecting any or all of the international, national, regional or local oil production, transportation, distribution, refining or retail industries or systems unless solely affecting the Terminal Facilities (excluding facilities connected thereto); (iv) any changes in tax, securities or other laws; (v) acts of terrorism, war (whether or not declared) or the like; (vi) earthquakes, hurricanes, or similar catastrophes; (vii) the public disclosure of this Purchase Agreement, the transactions or the identity or involvement by Buyer or any of Buyer’s Affiliates provided that such public disclosure is permitted pursuant to the terms of this Purchase Agreement; (viii) the failure of any Employee to accept an offer of employment with Buyer, Buyer’s Affiliate, or any party designated to operate or maintain the Terminal Facilities; (ix) a Major Loss that Seller is, diligently proceeding to repair and reasonably estimate(s) that such repairs will be completed within one hundred eighty (180) days (inclusive of any time associated with the permitting process for any such repairs); (x) except to the extent resulting in an Economic Impact, any action or omission that is consistent with the operation of the Purchased Assets in the Ordinary Course of Business or (xi) any action or omission required or expressly permitted to be taken or omitted to be taken by Seller pursuant to this Purchase Agreement or which is otherwise taken or omitted to be taken with the prior consent of Buyer.
“Material Contract” shall mean any Assigned Contract listed on the Material Contracts Schedule.
“Non-Fee Assignments” shall have the meaning set forth in Section 2.3(c).
“Non-Fee Assignment and Conveyance Agreements” shall have the meaning set forth in Section 2.3(c).
“Non-Fee Property” shall have the meaning set forth in the Recitals.
“Ordinary Course of Business” shall mean, with respect to the operation of the Purchased Assets, (i) the operation thereof consistent with practices during the twelve-month period ending on the date hereof (including as such practices may have been changed, modified, supplemented or eliminated during such period) with respect to the operation thereof or (ii) prospectively as described in the Confidential Information Memorandum provided by Seller to Buyer. For the avoidance of doubt, “Ordinary Course of Business” shall not consist of practices which are below prudent industry standards.
“Operating and Capital Expense Reimbursement Obligations” has the meaning set forth in Section 6.1(k).
“Party” and “Parties” shall have the meaning set forth in the Preamble.
“Paulsboro Terminal Contract” has the meaning set forth in Section 6.1(d).
“Permits” shall mean all permits or licenses (including FCC Licenses) of Seller from any federal, state or local regulatory agencies used exclusively in the operation and ownership of the Purchased Assets, taken as a whole, as currently operated in the Ordinary Course of Business.
“Permitted Liens” shall mean (i) all liens and encumbrances that will be released at Closing; (ii) liens for current Taxes or assessments not yet due or delinquent on the Closing Date or, if delinquent, that are being contested in good faith in the ordinary course of business, provided however, that Seller shall take such measures as may be necessary or appropriate to prevent foreclosure of such liens; (iii) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the Ordinary Course of Business for amounts not yet delinquent, provided, however, that Seller shall be responsible for and shall promptly pay such amounts when due, subject to the terms of this Purchase Agreement; (iv) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Real Property Interests if the same are customarily obtained subsequent to such sale or conveyance and so obtained by Seller if obligated to do so under this Purchase Agreement; (v) leases, easements, rights of way, franchises, servitudes, covenants, conditions, restrictions, reservations, encumbrances and other rights on, over or with respect to any of the Real Property Interests which are identified on the Title Commitments or otherwise disclosed on any Schedule to this Purchase Agreement, or any other matters or conditions ordinarily disclosed on a survey of the Real Property Interests, which do not materially interfere with the use or operations in the Ordinary Course of Business of the Purchased Assets; (vi) leases, easements, rights of way, franchises, servitudes, covenants, conditions, restrictions, reservations, encumbrances and other rights on, over or with respect to any of the Real Property Interests which are not identified on the Title Commitments or not otherwise disclosed on any Schedule to this Purchase Agreement, provided that the same do not individually or in the aggregate materially detract from the value of the Purchased Assets and will not materially interfere with the use or operations in the Ordinary Course of Business of the Purchased Assets; (vii) any federal, state, local and tribal statutes, rules, regulations, ordinances or other laws and all licenses, permits, special permits, variances and similar instruments, relating to zoning, building, fire, health, pollution control, the environment or land use; (viii) the recorded rights of the owners of outstanding oil, gas and mineral interests and/or their lessees to explore for, drill, extract, produce and develop said oil, gas and minerals in, on and under the lands associated with the Real Property Interests, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise such rights; (ix) any defects or encumbrances identified in the Title Commitments, not objected to in the Title Objection Notice and (x) such items as are set forth on the Additional Permitted Liens Schedule.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.
“Purchase Agreement” shall mean this Purchase Agreement, including the Exhibits and Schedules attached hereto, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.
“Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Purchased Assets” shall mean, collectively, the Purchased Terminal Facilities, together with the Assigned Contracts, and the Books and Records, excluding the Excluded Assets.
“Purchased Inventories” shall mean all Hydrocarbon Inventory owned by Seller immediately prior to the Closing Date and located in all pipelines comprising Purchased Terminal Facilities, as set forth on Exhibit I.
“Purchased Inventories Sale Agreement” shall have the meaning set forth in Section 2.3(f).
“Purchased Terminal Facilities” shall mean, collectively, the Terminal Facilities, together with the Equipment and Real Property Interests related to such Terminal Facilities as set forth on the Schedules attached hereto, and any other Equipment or assets located on, or used exclusively in the operation of, the Terminal Facilities, which are not Excluded Assets.
“Real and Personal Property Taxes” has the meaning set forth in Section 11.2.
“Real Property Interests” shall have the meaning set forth in the Recitals.
“Release” shall mean any spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, depositing, migrating, injecting, escaping, leaching, dumping, or disposing or other releasing of Hazardous Substances into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances), or the movement of any Hazardous Substances through the air, soil, surface water or groundwater, whether intentional or unintentional, in violation of any Environmental Law.
“Remediation and Monitoring Costs” shall have the meaning set forth in Section 6.1(j)(i).
“Remediation and Monitoring Projects” shall mean the environmental remediation and monitoring projects set forth on Schedule 6.1(j).
“Repair Cost Dispute” shall have the meaning set forth in Section 6.3(a)(iii).
“Repair Costs” shall have the meaning set forth in Section 6.3(a)(i).
“Repair Negotiation Period” shall have the meaning set forth in Section 6.3(a)(ii).
“Representative” when used with respect to a Party, means each director, officer, employee, agent, consultant, adviser and other authorized representative of such Party who is involved in the transaction.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Group” shall have the meaning set forth in Section 10.1(b).
“Seller Guaranty” shall mean the Guaranty in the form attached hereto as Exhibit B.
“Seller’s Remediation and Monitoring Projects Reimbursement Obligations” means collectively, (i) the Operating and Capital Expense Reimbursement Obligation and (ii) the Settlement Agreement Payment Obligations.
“Settlement Agreement Payment Obligations” has the meaning set forth in Section 6.1(k).

“Taxes” shall mean all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement.
“Terminal Facilities” shall have the meaning set forth in the Recitals.
“Termination Date” subject to the provisions of Section 9.2 and Section 9.3, shall mean July 31, 2016, or such later date as may be mutually agreed to in writing by Buyer and Seller or as such date is extended under this Purchase Agreement.
“Third Party Estimate” shall have the meaning set forth in Section 6.3(a)(iii).
“Third Party Economic Impact Estimate” shall have the meaning set forth in Section 6.3(a)(viii).
“Third Party” shall mean any Person other than Seller or Buyer, and their respective Affiliates, provided that, for purposes of Section 10.4, “Third Party” shall include Buyer’s Affiliates.
“Third Party Action” shall have the meaning set forth in Section 10.4(a).
“Third Party Hydrocarbon Inventory” shall have the meaning set forth in Section 6.3(n).
“Third Party IP Contracts” shall mean Contracts pursuant to which Seller derives the right to possess and use Intellectual Property owned by any Third Party.
“Title Commitments” shall have the meaning set forth in Section 6.1(h)(i).
“Title Company” shall have the meaning set forth in Section 6.1(h)(i).
“Title Objections” shall have the meaning set forth in Section 6.1(h)(ii).
“Title Objections Notice” shall have the meaning set forth in Section 6.1(h)(ii).
“Transferrable Material Permits” shall have the meaning set forth in Section 3.6(b).
“Transferred Employees” shall have the meaning set forth in Section 6.3(f)(ii).

“Transferred Employee Severance Plan” shall have the meaning set forth in Section 6.3(f)(xii).
“Transition Services Agreement” shall have the meaning set forth in Section 2.3(h).
“Unauthorized Investigation” shall have the meaning set forth in Section 10.3(c).
“WARN Obligations” shall have the meaning set forth in Section 6.3(f)(xi).
(a)    Other Definitional Provisions.
(i)    The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.
(ii)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(iii)    Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.
(iv)    Reference to “day” or “days” in this Purchase Agreement shall refer to calendar days unless otherwise stated.
(v)    Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”
(vi)    Currency amounts referenced in this Purchase Agreement, unless otherwise specified, are in U.S. Dollars.
(vii)    All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.
(viii)    All references to “the date hereof” and “the date of this Purchase Agreement” are deemed to refer to the Effective Date.
ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1    Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (a) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller’s right, title and interest to the Purchased Assets, (b) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.3, and (c) Buyer shall assume the Assumed Liabilities.
2.2    Purchase Price; Payment of Purchase Price.
(a)    Purchase Price. The total purchase price to be paid by Buyer to Seller as consideration for the Purchased Assets shall be ONE HUNDRED MILLION Dollars ($100,000,000.00) (after giving effect to any adjustments required under this Purchase Agreement, the “Purchase Price”), and shall be payable as set forth in this Section 2.2.
(b)    Closing Date Payment. On the Closing Date, Buyer shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, (i) an amount equal to the Purchase Price, minus a credit for Seller’s estimated share of any Real and Personal Property Taxes payable in accordance with Section 11.2 and (ii) plus the amount then due as consideration for the Purchased Inventories in accordance with the Purchased Inventories Sale Agreement (the “Closing Date Payment”).
(c)    Purchase Price Allocation. The Purchase Price shall be allocated by the Parties’ mutual agreement 10 Business Days prior to Closing in the form agreed to by the Parties, which will represent a reasonable determination in good faith of the fair market value of the Purchased Assets. Buyer and Seller agree that they shall use these allocations to prepare, on a consistent basis, and file as required, Form 8594 (Asset Acquisition Statement) under Section 1060 of the Code and not to take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by Applicable Laws or with the consent of the other Party.
2.3    Instruments of Conveyance, Transfer, and Assumption. At the Closing, Seller and Buyer shall deliver to one another duly executed copies of the following instruments:
(a)    The Bill of Sale;
(b)    The Deeds;
(c)    One or more agreements by and under which Seller shall assign and convey to Buyer, and Buyer shall accept and assume, all of Seller’s right, title and interest in and to the Non-Fee Property (subject to, and to the extent permitted under, the terms of the terms and conditions of the instruments granting or creating the Non-Fee Property) which agreements shall be substantially in the form attached hereto as Exhibit F, adapted as necessary to conform to local requirements, customs and practices, to render such assignment, conveyance, acceptance and assumption effective and to render such agreement recordable, but in no event shall any such agreement contain any representations, warranties or covenants relating to Seller’s title to the Non-Fee Property (the “Non-Fee Assignment and Conveyance Agreements”);
(d)    The Assignment and Assumption Agreement;
(e)    A non-foreign ownership certificate substantially in the form attached hereto as Exhibit H;
(f)    An agreement, substantially in the form attached hereto as Exhibit I, which sets forth the terms and conditions upon which Seller shall sell to Buyer the Purchased Inventories on the Closing Date (the “Purchased Inventories Sale Agreement”);
(g)    A custody transfer receipt, substantially in the form attached hereto as Exhibit J, transferring custody, but not title, to all refined products inventories (excluding the Purchased Inventories) (the “Custody Transfer Receipt”);
(h)    A transition services agreement substantially in the form attached hereto as Exhibit K, which sets forth the terms and conditions upon which Seller will provide Buyer certain services relating to the Purchased Assets (the “Transition Services Agreement”);
(i)    The Paulsboro Terminal Contract;
(j)    The FCC Agreements; and
(k)    Any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transaction contemplated by this Purchase Agreement, and in a form reasonably acceptable to Buyer and Seller (it being understood that such instruments shall not require Buyer, Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Purchase Agreement).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, any written disclosures made to Buyer prior to the Closing Date and any documents provided or made available to Buyer, and except as expressly set forth in the Schedules, Seller hereby represents and warrants to Buyer as follows:
3.1    Valid Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.

3.2    Authorization. Seller has all requisite power and authority to enter into this Purchase Agreement and each of the Ancillary Agreements and carry out the transactions contemplated hereby and thereby. This Purchase Agreement is, and upon execution each Ancillary Agreement will be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
3.3    Consents. Except (a) for compliance with the requirements of the HSR Act, (b) as set forth on Schedule 3.3, and (c) with respect to any consents, authorizations, approvals or notices that may be required in order for Seller to grant or assign any rights to any Real Property Interests to Buyer, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller in connection with the execution, delivery or performance of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected to materially adversely affect the ownership, operation, use or value of the Purchased Assets.
3.4    No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Seller of its obligations under this Purchase Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated by this Purchase Agreement or the Ancillary Agreements will, assuming receipt of the consents set forth on Schedule 3.3: (a) violate any provision of the constituent organizational documents of Seller; (b) violate, constitute a breach of or result in the creation or imposition of any lien or other encumbrance upon the Purchased Assets (excluding the Real Property Interests) under any agreement or commitment to which Seller is a party or by which Seller is bound or otherwise; or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Seller is subject, except where such violation of any provision in clauses (a) through (c) would not reasonably be expected to materially adversely affect the ownership, operation, use or value of the Purchased Assets.
3.5    Ownership and Use of the Purchased Assets. Seller (a) has good and valid title to all of the Equipment and personal property comprising the Purchased Assets, free and clear of all encumbrances, except for Permitted Liens and (b) to Seller’s Knowledge, has Easements that will entitle Buyer or its Affiliates to maintain and operate the Purchased Assets as in the Ordinary Course of Business.
3.6    Compliance with Laws.
(a)    As of the date hereof and the Closing Date, except as set forth on Schedule 3.6(a), since January 1, 2011, Seller has not received notice of any violation or non-compliance of any Applicable Laws (including Environmental Laws), governmental regulations, orders or decrees with respect to the Purchased Assets, or Permits applicable to the ownership or operation of the Purchased Assets, except for violations, non-compliance or other matters, if any, which would not reasonably be expected to materially adversely affect the ownership, operation, use or value of any of the Purchased Assets.
(b)    Except as set forth on Schedule 3.6(b)(1), to Seller’s Knowledge, within the last two (2) years, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure by the Seller to comply with the terms of any Applicable Laws (including Environmental Laws) or Permits applicable to the ownership or operation of the Purchased Assets. Seller has provided Buyer with copies of all material excess emissions reports and Title V compliance certifications for the past five (5) years for the Terminal Facilities. Schedule 3.6(b)(2) lists all material Permits currently held by Seller with respect to the Purchased Assets and Schedule 3.6(b)(3) lists all transferrable material Permits held by Seller with respect to the Purchased Assets (the “Transferrable Material Permits”).
3.7    Litigation.
(a)    Except as set forth on Schedule 3.7, there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Seller pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement or relating in any material respects to the ownership or use of the Purchased Assets, and to Seller’s Knowledge, no such action, proceeding or investigation is probable of assertion. Schedule 3.7 sets forth a list of all the administrative consent orders or other orders with a Government Authority for the Purchased Assets (the “Corrective Action Orders”).
(b)    Except for the Corrective Action Orders and as set forth on Schedule 3.7, to Seller’s Knowledge, there are no Orders outstanding against Seller or its Affiliates in relation to the ownership or use of the Purchased Assets that would materially or adversely affect the ownership or use of the Purchased Assets.
(c)    Seller has not received written notice from any applicable Governmental Authority and, to Seller’s Knowledge, there are no pending or threatened condemnation proceedings against all or any material part of the Real Property Interests.
3.8    Assigned Contracts. All contracts that are material to the ownership, operation or value of any of the Purchased Assets or that impose a material obligation or liability on Seller are set forth on the Material Contract Schedule. To Seller’s Knowledge, there is no existing material default under, or event or circumstance which with notice or lapse of time would give rise to a material default on the part of Seller or any other party under, any of the Material Contracts. Seller has not received written notice of any continuing or uncured default on the part of Seller with respect to any Material Contract, which default or defaults would reasonably be expected, singly or in the aggregate, to materially adversely affect the ownership, operation or value of any of the Purchased Assets.
3.9    Preferential Transfer Rights. As of the Effective Date and as of the Closing Date, Seller will not be subject to any contract or commitment that requires Seller to sell, transfer or otherwise dispose of any of the Terminal Facilities (other than this Purchase Agreement).
3.10    No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer for any brokerage commission, finder’s fee or other similar payment with respect to the transactions contemplated hereunder.

3.11    Employment Matters.
(a)    Schedule 3.11(a) sets forth a list of all CBAs in effect as of the Execution Date to which Seller or its Affiliates is a party or is bound that relates to Employees.
(b)    To Seller’ Knowledge, as of the Effective Date, there is (i) no strike or lockout of its employees nor (ii) any Legal Proceeding or material dispute with any union, workers’ council or other body of employee representatives pending before any court, governmental authority or arbitrator which relates to labor relations or employment matters of a general or fundamental nature (including mass lay‑offs or unfair labor practices) and which would reasonably be expected to cause a Material Adverse Effect.
(c)    There are no written individual contracts of employment between Seller or its Affiliates and any of the Transferred Employees.
3.12    Tax.
(a)    Real and Personal Property Taxes have been timely paid when required to be paid (or requests for extensions have been timely filed, granted and have not expired), except to the extent such late payment or non-payment would not reasonably be expected to materially adversely affect the ownership, operation, use or value of any of the Purchased Assets.
(b)    To Seller’s Knowledge, no examination, audit, claim, assessment, deficiency or other Legal Proceedings are pending or outstanding with regard to any Taxes related to the Purchased Terminal Facilities or the Purchased Assets.
3.13    Withholdings and Remittances. Seller has withheld from each payment made to any of its present or former Employees and, in respect of other payments, to all Persons who are or are deemed to be residents of the United States for purposes of income tax laws all amounts required by Applicable Law to be withheld, and Seller has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Seller has remitted all pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of the Employees to the proper Governmental Authority within the time required under Applicable Law.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
4.1    Valid Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.
4.2    Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement and each of the Ancillary Agreements and carry out the transactions contemplated hereby and thereby and to acquire and own the Purchased Assets. This Purchase Agreement is, and upon execution each Ancillary Agreement will be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
4.3    Consents. Except as set forth on Schedule 4.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or performance of this Purchase Agreement or the consummation of the transactions provided for hereby.
4.4    No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated by this Purchase Agreement or the Ancillary Agreements will, assuming receipt of the consents set forth in Schedule 4.3: (a) violate any provision of the constituent organizational documents of Buyer; or (b) to the knowledge and belief of the officers of Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which Buyer is bound.

4.5    Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.
4.6    No Broker. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against the Seller for any brokerage commission, finder’s fee or other similar payment with respect to the transactions contemplated hereunder.
4.7    Financing. As of the Closing, Buyer will have sufficient cash in immediately available funds to pay the Closing Date Payment, and to consummate the transactions contemplated by this Purchase Agreement, including when and as required by the terms of this Purchase Agreement.
4.8    Buyer’s Evaluation. Buyer is an experienced and knowledgeable owner and operator in the refined products terminals business and is capable of independently evaluating the merits and risks of the purchase of the Purchased Assets contemplated by this Purchase Agreement. With respect to proceeding with the transactions contemplated by this Purchase Agreement, Buyer has evaluated the merits and risks of purchasing the Purchased Assets and has relied solely upon its knowledge and experience and the limited representations and warranties made by Seller in this Purchase Agreement.
ARTICLE V

PROPERTY TO BE SOLD “AS IS, WHERE IS”; CERTAIN DISCLAIMERS
5.1    “AS IS, WHERE IS”. EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATIONS EXPRESSLY PROVIDED BY SELLER TO BUYER IN THIS PURCHASE AGREEMENT, OR IN THE SCHEDULES AND EXHIBITS HERETO AND THE ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT SELLER SHALL CONVEY TO BUYER THE PURCHASED ASSETS, ALL IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE SCHEDULES AND EXHIBITS HERETO OR IN THE ANCILLARY AGREEMENTS, WITHOUT ANY GUARANTEES OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE SCHEDULES AND EXHIBITS HERETO OR IN THE ANCILLARY AGREEMENTS,

BUYER AGREES TO ACCEPT THE PURCHASED ASSETS “AS-IS”, “WHERE-IS,” IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE SCHEDULES AND EXHIBITS HERETO OR IN THE ANCILLARY AGREEMENTS, WITHOUT ANY GUARANTEES OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN OR IN THE SCHEDULES AND EXHIBITS HERETO OR IN THE ANCILLARY AGREEMENTS ARE EXCLUDED. SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO INSPECT THE PURCHASED ASSETS, AND CONDUCT SUCH INVESTIGATION AS IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS PURCHASE AGREEMENT.
5.2    Title to Real Property Interests. Except as expressly provided herein or in the Schedules and Exhibits hereto or in the Ancillary Agreements, Buyer acknowledges that Seller makes no warranty or representation, either express or implied, (i) as to title to, or any encumbrances of or on, the Real Property Interests, except as specified in Section 3.5 of this Purchase Agreement, or (ii) as to the completeness or contiguity of the Terminal Facilities or the land, leases, easements, rights-of-way, permits, licenses and other interests comprising the Real Property Interests. Except as required to satisfy Section 3.5 and Section 6.1(h) of this Purchase Agreement and Seller’s indemnification obligations hereunder, Seller shall not be responsible or liable to Buyer in any manner, nor in any sum whatsoever, for any want or failure of title or right to grant Buyer any right, claim or benefit arising under the Real Property Interests.
5.3    Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:
(a)    Buyer expressly acknowledges that neither Seller, nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Purchased Assets or the Assumed Liabilities, except as expressly set forth in this Purchase Agreement or the Exhibits and Schedules hereto, and Buyer further agrees that neither Seller, nor any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, and any information, document or material made available to Buyer, including certain “data rooms” (including electronic “data rooms”), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information; and
(b)    Buyer expressly acknowledges (i) the disclaimers of Seller, including those set forth in Sections 5.1, 5.2 and 5.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by the Seller to Buyer, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, neither Seller nor any of Seller’s Affiliates makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Purchase Agreement.
ARTICLE VI

OBLIGATIONS OF THE PARTIES
6.1    Covenants of Seller. Seller hereby covenants and agrees with Buyer that:
(a)    Pre-Closing Access and Information. Subject to the provisions of that certain agreement between Seller and Buyer with respect to confidentiality dated November 11, 2015 (the “Confidentiality Agreement”), Applicable Laws and upon reasonable notice, Seller shall use Commercially Reasonable Efforts to provide to Buyer, or cause to be provided to Buyer, access during normal business hours throughout the Interim Period to the Purchased Terminal Facilities, and shall provide Seller (and its external auditors and accountants, to the extent necessary for financial reporting purposes) access to the Books and Records and other data and information relating exclusively to or used exclusively in connection with the operations of the Purchased Terminal Facilities in Seller’s possession or control (“Data”); provided that, Buyer shall not have the right to conduct any environmental sampling or testing at or around the Purchased Assets. During the Interim Period, Seller shall use Commercially Reasonable Efforts to furnish to, or cause to be furnished to, Buyer and its representatives all Data which may reasonably be requested by Buyer and shall use Commercially Reasonable Efforts to make available, or cause to be made available, such personnel of Seller during normal business hours as may reasonably be requested for the furnishing of such Data; and further provided that Data shall not include any (i) data or information relating to Seller’s operations or businesses other than the Purchased Assets, or (ii) data or information subject to legal privilege or obligations of confidentiality owed to Third Parties. During the Interim Period, Buyer shall not contact or communicate with any employees of Seller or Seller’s Affiliates, or any customers of, distributors of or suppliers of the Purchased Terminal Facilities without Seller’s prior written consent; provided that, for the avoidance of doubt, as long as Buyer or any Affiliate of Buyer does not disclose or use Confidential Information (as that term is defined in the Confidentiality Agreement) contrary to the terms of the Confidentiality Agreement, neither Buyer nor any Affiliate of Buyer shall be restricted in its ability to have contact with any customer, distributor or supplier of Seller or Seller’s Affiliates to the extent Buyer or any Affiliate of Buyer has an existing relationship with such party. Buyer shall indemnify and hold Seller Group harmless against any and all Losses suffered in connection with the exercise of Buyer’s rights under this Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets, regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group. Notwithstanding any provision in this Purchase Agreement to the contrary, Buyer’s obligations under this Section 6.1(a) shall survive the termination of this Purchase Agreement and the consummation of the transactions contemplated hereby.
(b)    Conduct of Business. From and after the date hereof and up to and including the Closing Date (or earlier termination of this Purchase Agreement) (the “Interim Period”), except (i) as may be required by emergency or force majeure conditions, or (ii) for all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the Purchased Assets, the Closing and any other transaction contemplated by this Purchase Agreement, Seller shall operate the Purchased Terminal Facilities in the Ordinary Course of Business or as otherwise contemplated by this Purchase Agreement. During the Interim Period, the Seller shall maintain the Purchased Assets in the ordinary course and use their Commercially Reasonable Efforts consistent with past practice to keep available the services of employees, and maintain existing relationships with any Governmental Authority, licensors, suppliers, distributors, clients, and others having business relationships with them related to the Purchased Assets, including by using their Commercially Reasonable Efforts to (i) (A) renew, extend or otherwise modify any Assigned Contracts scheduled to expire during the Interim Period in consultation with Buyer on terms and conditions that are commercially no less favorable than the terms of the existing contract, and (B) to include in such Assigned Contracts an assignment clause that will allow the assignment of such Specified Assumed Contracts to Buyer and (ii) continue the Remediation and Monitoring Projects.
(c)    PBF Refinery Pipeline Connection Project. Seller agrees to design, engineer, procure and construct the PBF Refinery Pipeline Connection Project at Seller’s expense up to a total expenditure of four million dollars ($4,000,000) (the “Connection Project Cap”) and in accordance with the Ordinary Course of Business and as such Project is detailed in Schedule 6.1(c). In the event Seller is unable to complete the PBF Refinery Pipeline Connection Project before the Closing Date, Buyer shall complete such Project after Closing but shall receive a credit to the Purchase Price from Seller equal to the difference between the amounts actually expended by Seller in connection with the PBF Refinery Pipeline Connection Project as determined in accordance with Schedule 6.1(c) and the Connection Project Cap. All materials, equipment and contract rights of Seller relating to the PBF Refinery Pipeline Connection Project shall constitute Purchased Assets. Buyer shall return to Seller an amount of cash equal to any unutilized Purchase Price credit upon completion of the PBF Refinery Pipeline Connection Project.

(d)    Paulsboro Terminal Contract. Seller agrees that if Contract #6717-15-08-5108 (the “Specified Assigned Contract”), which is one of the Assigned Contracts, is terminated before December 31, 2016 when, following Closing, Buyer is not in default of the Specified Assigned Contract, Seller shall have contractual obligations equal to the Specified Assigned Contract. At Closing, Seller agrees to execute the contract attached as Exhibit L, the “Paulsboro Terminal Contract,” which shall become effective if and when the Specified Assigned Contract is terminated, provided that Buyer has used commercially reasonable efforts, from the period Buyer receives notification of termination of the Specified Assigned Contract until the Paulsboro Terminal Contract would become effective, to enter into a contract with a Third Party on substantially similar terms to the Specified Assigned Contract, and Buyer has been unable to obtain such contract. If effective, the Paulsboro Terminal Contract shall have a term that ends on December 31, 2016.
(e)    Industrial Site Remediation Act (“ISRA”). Purchaser and Seller acknowledge that the NJ Property only constitutes an “Industrial Establishment” as that term is defined under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K et seq. and N.J.A.C. 7:26B et seq. (“ISRA”).  The parties agree to comply with ISRA as follows:
(i)    Seller shall prepare and submit all required documents to comply with ISRA, including the preparation of any Remediation Certification, Preliminary Assessment, Site Investigation and/or Remedial Investigation (collectively, the “ISRA Documentation”), and the cost of such ISRA Documentation shall be at Seller’s sole cost and expense; provided, however, that any additional remediation expenses or costs associated with a modification of the Remediation and Monitoring Projects under a Remedial Action Workplan shall be subject to the provisions of Section 6.1(j)(ii).
(ii)    Both Seller and Purchaser agree to cooperate in order to control the costs and expenses incurred to comply with ISRA, including, but not limited to, the use of Institutional Controls (as defined in N.J.A.C. 7:26B-1.4) as part of any required remediation.
(f)    Transition Services Agreement. Seller agrees to provide the transition services as specified in the Transition Services Agreement, unless Seller is prevented from providing such transition services by Applicable Law.
(g)    Delivery of Books and Records. Seller shall deliver all Books and Records, to Buyer as promptly as practicable but in any event within one hundred eighty (180) days after the Closing Date. Seller is not obligated to create any Books and Records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the date hereof or to provide them to Buyer in any sequence or priority except as otherwise expressly provided herein. Books and Records will be provided to Buyer in the formats and on media used by Seller in the Ordinary Course of Business, or native to the system in which such data or information resides. If Buyer requests any Books and Records in a specific format or report form, and Seller agrees, in its sole discretion, Buyer will be responsible for all reasonable costs incurred by Seller to provide such Books and Records in such requested format or report form.

(h)    Title Matters.
(i)    As soon as reasonably practicable after the Effective Date, Buyer shall cause Fidelity National Title Insurance Company (“Title Company”), whose address is 1400 Post Oak Blvd., Suite 740, Houston, Texas 77056, to issue standard commitments for title insurance (each a “Title Commitment” and collectively, the “Title Commitments”) covering the Fee Owned Property. The Title Company shall provide a copy of such Title Commitments to Buyer along with a true, complete, legible and where applicable, recorded, copy of all documents and instruments referred to or identified in the Title Commitments. Each Title Commitment shall commit the Title Company to issue to Buyer an owner’s policy of title insurance on the basic form of policy then commonly in use by the Title Company in the applicable state. Buyer shall pay all costs related to such policies, including without limitation any title search or report fees and the basic premium for such policies as well as any additional premium charged for (A) any “comprehensive,” “extended coverage” or similar endorsement (if available), (B) the deletion of any exception from the policies, or (C) the issuance of any other endorsements to the policies. Seller shall be under no obligation to make any payments, assume any liabilities or take any actions beyond those required in this Purchase Agreement in order to facilitate the issuance of any endorsements or the making of any modifications to such policies. The issuance of any endorsements or deletions requested by Buyer shall not be a condition to Closing.
(ii)    Within fifteen (15) days after receiving the Title Commitments, Buyer shall notify Seller in writing of any encumbrance or defect to the Fee Owned Property (excluding Permitted Liens) that would cause a Material Adverse Effect (the “Title Objections”). Buyer may not object to any Permitted Liens. The notice of Buyer’s Title Objections (the “Title Objections Notice”) shall include (i) a description of the alleged Title Objections and (ii) the Fee Owned Property affected.
(iii)    Seller shall elect, in its sole discretion, to do one of the following with regard to such Title Objections: (A) cause such encumbrance or defect to be removed, or (B) settle such Title Objections through a payment to Buyer, in an amount agreed upon by the Parties, not to exceed five million dollars ($5,000,000) in the aggregate; provided that if the Parties are unable to agree upon a settlement, the transaction shall proceed to Closing, after which such settlement shall be determined by a panel of three (3) neutral real estate attorneys, with one attorney to be selected by each Party and the final attorney shall be selected by the two (2) other attorneys, as a post-Closing adjustment to the Purchase Price, not to exceed five million dollars ($5,000,000) in the aggregate. Seller shall notify Buyer of its election to cure or settle the Title Objections within ten (10) days of receiving such Title Objection Notice. In the event that the value of the Title Objections exceeds five million dollars ($5,000,000) in the aggregate, Seller may elect not to cure or settle the Title Objections under (A) or (B), above, and Buyer may terminate this Purchase Agreement without liability.
(iv)    Buyer’s sole and exclusive remedies for any Title Objections shall be the remedies set forth in Section 6.1(h)(iii).

(i)    Financial Statements. Within 7 Business Days of the Effective Date, upon the written request of Buyer, at Buyer’s sole cost and expense and only to the extent necessary to comply with the disclosure obligations of Buyer or its Affiliates under Rule 3-05 of Regulation S-X, Seller shall use reasonable commercial efforts to (i) prepare historical financial statements required by Rule 3-05 of Regulation S-X and deliver them to Buyer for its comment and review no less than 10 days prior to the filing deadline stipulated by Rule 3-05 or (ii) use reasonable commercial efforts to provide Buyer and its representatives (including its legal counsel and independent auditors) reasonable access during normal business hours to such historical financial information that is necessary to allow Buyer to prepare the historical financial statements required by Rule 3-05 of Regulation S-X, and to enable the audit and review thereof by an independent registered accounting firm, within the timeframe stipulated by Rule 3-05. The obligations of Seller to disclose or provide reasonable access to any such historical financial information shall terminate one (1) year after the Effective Date. Buyer shall reimburse Seller for its and its Affiliates’ reasonable internal costs and out-of-pocket costs associated with this Section 6.1(i). Buyer agrees that it shall consult with Seller in advance of requesting any such access with a view towards establishing a mutually agreeable plan for such access that shall not unreasonably interfere with the normal operation of Seller, and Buyer shall indemnify Seller for any and all Losses incurred by Seller with respect to such matter.
(j)    Remediation and Monitoring Projects.
(i)    Where consent is needed, Seller agrees (x) to use commercially reasonable efforts to obtain consent to assignment of Seller’s rights with respect to Remediation and Monitoring Projects under agreements with prior owners (the “Settlement Agreements”), including the settlement agreements listed on Schedule 6.1(j)(i), at Closing and (y) until such consent requirement is satisfied, waived or such agreement expires in accordance with its terms, Seller shall provide Buyer, on a quarterly basis, with a payment equivalent to the economic benefits of the Settlement Agreements (the “Settlement Agreement Payment Obligations”).
(ii)    For a period of ten years following the Closing Date (the “Reimbursement Period”), Seller agrees to reimburse Buyer for the amount by which the aggregate operating expenses incurred, and capital investments made, by Buyer associated with Remediation and Monitoring Projects, including any modification of the Remediation and Monitoring Projects pursuant to ISRA (the “Remediation and Monitoring Costs”), in a given year exceeds $250,000 after giving effect to (i) the payments actually received by Buyer from Seller in respect of the Settlement Agreements Payment Obligations, prior to the assignment of such agreements and (ii) the third party reimbursement obligations directly made to Buyer under the Settlement Agreements, following assignment of such agreements (the “Operating and Capital Expense Reimbursement Obligations”).
(iii)    For each fiscal quarter for which Buyer requests reimbursement of the Operating and Capital Expense Reimbursement Obligations set forth in Section 6.1(j)

(ii), Buyer shall deliver to Seller, an itemized invoice for all expenses related to the Remediation and Monitoring Projects.
(iv)    During the Reimbursement Period, Buyer shall provide Seller with its projected Remediation and Monitoring Costs for each year and representatives of Buyer and Seller shall (x) schedule a meeting to discuss Remediation and Monitoring Costs to the extent that such Costs will result in Seller having an Operating and Capital Expense Reimbursement Obligation. Seller shall have the right to approve Remediation and Monitoring Costs to the extent that Seller’s Operating and Capital Expense Reimbursement Obligation will exceed $100,000, such consent not to be unreasonably withheld, provided that in no event shall Seller be relieved of its Operating and Capital Expense Reimbursement Obligation if the Remediation and Monitoring Costs to be incurred arise from Buyer taking action in accordance with prudent industry standards or as required by any Governmental Authority.
(v)    At any time within twelve (12) months after each calendar year end and after thirty (30) days’ notice in writing to Buyer, Seller shall have the right pursuant to this Section 6.1(j) to conduct, at Seller’s expense an during normal business hours, an audit or examination of the accounts, records and operations of Buyer relating solely to the Remediation and Monitoring Projects and direct, at Seller’s expense and during normal business hours, Buyer to exercise any audit rights that Buyer has pursuant to agreements between Buyer and Buyer’s contractors relating directly to the Remediation and Monitoring Costs under this Purchase Agreement (each such audit or examination conducted pursuant to this Section 6.1(j)(v) is referred to as an “Audit”). If any Audit reveals Seller would not have had an Operating and Capital Expense Reimbursement Obligation for a given year, Buyer shall reimburse Seller for the amount of the payment by Seller of Operating and Capital Expense Reimbursement Obligations for such year or, if any Audit reveals an error in the amount of the Operating and Capital Expense Reimbursement Obligation in Buyer’s favor, Seller shall pay Buyer the additional amount of the Operating and Capital Expense Reimbursement Obligation.
(k)    TTB Permit. Prior to Closing, Seller agrees to cancel the Operating Permit and Distilled Spirits Bond issued to Seller by the United States Alcohol and Tobacco Tax and Trade Bureau, and Buyer acknowledges that such cancellation shall take place prior to Closing.
6.2    Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:
(a)    Environmental Matters. For a period of five (5) years after the Closing, Buyer shall not, and shall cause its employees, contractors, representatives, agents and affiliates not to, conduct any sampling of soil or groundwater or other environmental assessments at or of the Purchased Terminal Facilities except where a reasonably prudent operator of a refined products storage terminal, not afforded the indemnities provided in Article X, would conduct such environmental assessments (i) to maintain or achieve compliance with the Environmental Laws (which for purposes of this Section 6.2(a) are the Environmental Laws in effect at the time such environmental assessment is conducted); (ii)

as ordered by any Governmental Authority or court; (iii) to respond to a release or suspected release of a Hazardous Substance; (iv) as required to safeguard, protect or prevent any adverse consequences to the health, safety and environment of people or (v) to maintain, repair, expand, add, modify, remove or replace existing or new improvements on the Purchased Terminal Facilities. For a period of five (5) years after the Closing, with respect to Buyer’s immediate successor or assignee, Buyer shall (A) legally bind such successor or assignee to comply with terms and conditions substantially similar to the terms and conditions contained in this Section 6.2(a), (B) require such successor or assignee to indemnify Seller for any breach of such substantially similar terms and conditions in an amount and on terms that are no less favorable to Seller than the indemnification obtained by Buyer from such successor or assignee (as applicable) for such breach and (C) require such successor or assignee to legally bind their respective immediate successor or assignee to terms and conditions substantially similar to the terms and conditions contained in this Section 6.2(a).
(b)    Removal of Seller Marks. Buyer agrees that, within sixty (60) days after the Closing Date, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller and Seller’s Affiliates located on or appurtenant to any portion of the Purchased Assets, including signs, billboards and advertisements or other media located at offices and facilities related to the Purchased Assets; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at any of the Purchased Assets containing the above described marks. In addition, Buyer agrees that, by the date that is sixty (60) days after the Closing Date, Buyer shall replace all signs located at the Terminal Facilities which identify Seller or Seller’s Affiliates as the operator of such Terminal Facilities.
(c)    Utilities and Billing Transfers. Within sixty (60) days following Closing, Buyer shall transfer to itself all utility accounts related to any utility services provided to and utilized by the Terminal Facilities. These utility services include electricity, heat, sewer, and water, and may include services for ongoing telephone and internet service and a deposit from Buyer required by the utility provider. If Buyer fails to pay any utility bill and payment is demanded from Seller, and Seller pays the utility bill, then Buyer shall promptly reimburse Seller for payment of any such utility bill. If Buyer fails to affect the transfer to itself of utility services within seventy-five (75) days following Closing, Seller then has the option to inform the utility provider to discontinue the utility service, without any liability for such discontinuance to Seller.
(d)    Records. For a period of five (5) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to Seller and its Affiliates (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to the Purchased Terminal Facilities and reasonable access and permission to make copies of any books, records or accounts relating to the Purchased Assets through and including the Closing Date at Seller’s expense; provided Seller shall reimburse Buyer’s and its Affiliates’ reasonable internal costs and out-of-pocket costs associated with this Section 6.2(d). Seller agrees that it shall consult with Buyer in advance of requesting any such access following the Closing Date with a view towards establishing a mutually agreeable plan for such access so that shall not unreasonably interfere with the normal operation of the Terminal Facilities, and Seller shall indemnify Seller for any and all Losses incurred by Buyer with respect to such matter. Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least five (5) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.
(e)    Consent Judgment Financial Assurance. Subject to the assignment of the Settlement Agreements pursuant to Section 6.1(j)(i) and receipt of any required consents thereto, Buyer agrees that, following such assignment, it shall be responsible for complying with Seller’s obligations in respect of the financial assurance requirement set forth in paragraph 9 of the Consent Judgment, ordered September 28, 2011 in the Superior Court of New Jersey, Law Division, Gloucester County, Docket No. L-1063007, against Kinder Morgan Liquids Terminal and Seller, requiring Kinder Morgan Liquids Terminal and Seller to be jointly and severally responsible for providing financial assurance in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) in the form of assurances acceptable to the New Jersey Department of Environmental Protection.
6.3    Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:
(a)    Material Adverse Effect and Major Loss. In the event that there is an occurrence of a Material Adverse Effect or a Major Loss during the Interim Period, Seller shall notify Buyer thereof as soon as reasonably practicable.
(i)    In the event of a Major Loss during the Interim Period, Seller shall elect, at its option, to either (1) repair or replace or make adequate provision for the repair or replacement of the affected Purchased Asset at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred as set forth in Section 9.2 until after repairs or replacement have been completed and the affected Purchased Asset has been restored to at least a substantially comparable condition in all material respects as compared to that prior to the Major Loss, or (2) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Purchased Asset (the “Repair Costs”), in which case, the Closing Date and the Long Stop Date shall not be deferred unless there is a Repair Cost Dispute as provided in Section 6.3(a)(iv). For the avoidance of doubt, in the event that there is any damage, destruction or other casualty losses with respect to or taking of the Purchased Assets, that has an estimated cost to repair or replace or a value of less than three percent (3%) of the Purchase Price, the transaction shall proceed to Closing without adjustment to the Purchase Price pursuant to this Section 6.3(a).
(ii)    If Seller elects to proceed with Section 6.3(a)(i)(2) and Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Seller’s notice of the Major Loss (the “Repair Negotiation Period”), Buyer’s obligation to effect the

Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed. Notwithstanding the foregoing, if the Parties mutually agree that the Repair Costs are greater than an amount equal to ten percent (10%) of the Purchase Price, either Seller or Buyer may elect, by giving written notice to the other of such election within five (5) Business Days of the expiration of the Repair Negotiation Period, to terminate this Purchase Agreement without further obligation under this Purchase Agreement (other than those sections which expressly survive termination, which shall continue in effect).
(iii)    If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either Party may request an engineering company mutually agreed to by the Parties to evaluate the affected Purchased Assets and deliver to Buyer and Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period.
(iv)    If the Third-Party Estimate is equal to or less than an amount equal to ten percent (10%) of the Purchase Price, Buyer’s obligation to proceed to Closing in accordance with the terms of this Purchase Agreement shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in this Purchase Agreement for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(v)    If the Third-Party Estimate is greater than an amount equal to ten percent (10%) of the Purchase Price, either Seller or Buyer may elect, by giving written notice to the other of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Purchase Agreement without further obligation under this Purchase Agreement (other than those sections which expressly survive termination, which shall continue in effect). If neither Party terminates, the Parties shall proceed to Closing and submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures under this Purchase Agreement for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(vi)    In the event of a Material Adverse Effect that exceeds three percent (3%) of the Purchase Price during the Interim Period (provided however, that such Material Adverse Effect shall not include a contractual counterparty’s bankruptcy or breach or non-renewal of any Assigned Contract), Seller shall negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the economic impact on the Purchased Assets (the “Economic Impact”), in which case, the Closing Date and the Long Stop Date shall not be deferred unless there is an Economic Impact Dispute as provided in Section 6.3(a)(vii). For avoidance of doubt, in the event that there is a Material Adverse Effect that has an estimated Economic Impact of less than three percent (3%) of the Purchase Price, the transaction shall proceed to Closing without adjustment to the Purchase Price pursuant to this Section 6.3(a).

(vii)    If Seller and Buyer do not agree on the Economic Impact (an “Economic Impact Dispute”) within fifteen (15) days of Buyer’s receipt of Seller’s notice of a Material Adverse Effect (the “Impact Negotiation Period”), either Party may request an independent third party evaluator mutually agreed to by the Parties to evaluate the impact on the Purchased Assets and deliver to Buyer and Seller its written estimate of the Economic Impact (the “Third-Party Economic Impact Estimate”) within fifteen (15) days after the end of the Impact Negotiation Period.
(viii)    If the Third-Party Economic Impact Estimate is equal to or less than an amount equal to ten percent (10%) of the Purchase Price, Buyer’s obligation to proceed to Closing in accordance with the terms of this Purchase Agreement shall not be affected and the Parties shall submit the Economic Impact Dispute to binding arbitration under the dispute resolution procedures in this Purchase Agreement for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Economic Impact.
(ix)    If the Third-Party Economic Impact Estimate is greater than an amount equal to ten percent (10%) of the Purchase Price, either Seller or Buyer may elect, by giving written notice to the other of election within fifteen (15) days of receipt of the Third-Party Economic Impact Estimate, to terminate this Purchase Agreement without further obligation under this Purchase Agreement (other than those sections which expressly survive termination, which shall continue in effect). If neither Party terminates, the Parties shall proceed to Closing and submit the Economic Impact Dispute to binding arbitration under the dispute resolution procedures under this Purchase Agreement for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Economic Impact.
(x)    Any adjustment of the Purchase Price pursuant to this Section 6.3(a) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Buyer shall be paid in immediately available funds by Seller to Buyer; and (ii) an adjustment in favor of Seller shall be paid in immediately available funds to the extent the Purchase Price had been reduced pursuant to this Section 6.3(a). Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.
(xi)    In the event of a Repair Cost Dispute, or an Economic Impact Dispute, the Closing Date and the Long Stop Date shall be deferred until (i) ten (10) Business Days after receipt of the Third-Party Repair Estimate or the Third-Party Economic Impact Estimate, as the case may be, or (ii) if Seller elects the option in Section 6.3(a)(i), as provided therein.
(b)    Further Assurances. Except as provided in Section 6.3(c), each Party shall execute and deliver such instruments and take such other actions as the other Party reasonably requests in order to carry out the intent of this Purchase Agreement. If there are prohibitions against, or conditions to, the conveyance of any Transferrable Material Permits, Assigned Contracts or Easements, without the prior written consent of Third Parties either as a result of the provisions thereof or the requirements of Applicable Laws, and such written consents are not obtained on or prior to the Closing, then (i) any provision contained in this Purchase Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Transferrable Material Permits, Assigned Contracts or Easements pursuant to this Purchase Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing on the legal rights of any Third Party, breaching any such Transferrable Material Permit, Assigned Contract or Easement, or violating any Applicable Laws) provide Buyer with the equivalent benefits of the Transferrable Material Permit, Assigned Contract or Easement, by subcontract, sublease or otherwise, on the condition that Buyer shall cooperate and assist in such efforts and Buyer shall bear all economic burdens and other obligations and liabilities of Seller regarding this post-Closing period under the Transferrable Material Permit, Assigned Contract or Easement, notwithstanding the fact that the same has not been transferred to Buyer, and (iii) Closing shall not be delayed pending satisfaction, waiver or expiration of such consent requirement. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by Applicable Law, the assignment of such Transferrable Material Permits, Assigned Contracts or Easements shall become effective automatically as of the Closing Date, without further action on the part of Seller or Buyer and without payment of further consideration. After Closing, Seller shall reasonably cooperate with Buyer, at Buyer’s request and expense, to procure the transfer of any Transferrable Material Permits, Assigned Contracts or Easements not transferred to Buyer at Closing. For the avoidance of doubt, notwithstanding anything to the contrary in this Purchase Agreement or any document or Ancillary Agreement referred to herein, neither this Purchase Agreement nor any such document or Ancillary Agreement nor the transactions contemplated hereby shall be deemed to constitute an agreement to transfer or assign any claim, right or any benefit arising under any Real Property Interest if such assignment or transfer would constitute a breach or contravention of such Real Property Interest without the prior consent of a Third Party.
(c)    Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, to make all filings with and give all notices to, Governmental Authorities and other Third Parties that may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement; provided, however, notwithstanding any other provision of this Purchase Agreement, it shall be (i) Seller’s sole responsibility and Seller shall use its Commercially Reasonable Efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Material Contract or the Settlement Agreements, (ii) except as provided below with respect to certain Non-Fee Properties, Buyer’s sole responsibility to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Non-Fee Property and (iii) except as otherwise provided in this Purchase Agreement, including Section 6.3(i) regarding expiration or termination of the HSR Act waiting period, Buyer shall use its Commercially Reasonable Efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement. If there are prohibitions against, or conditions to, the assignment of any Easement, without the prior written consent of Third Parties either as a result of the provisions thereof or the requirements of Applicable Law, and such written consents have not been obtained on or prior to the Closing Date, then (i) any provision contained in this Purchase Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Easement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing on the legal rights of any third party, breaching any such Easement or violating any Law) provide Buyer with the equivalent benefits of the Easement, by subcontract, sublease or otherwise, on the condition that Buyer shall cooperate and assist in such efforts and shall bear all economic burdens and obligations and liabilities of Seller regarding such period under such Easement, notwithstanding the fact that the same has not been transferred to Buyer. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by Law, the assignment of such Easement shall become effective automatically as of the Closing Date, without further action on the part of Buyer or Seller and without the payment of further consideration.
(d)    Permits. Each Party will use all Commercially Reasonable Efforts to transfer any Permits related to or necessary for the efficient operation of the Purchased Assets which can be transferred. Buyer will bear any transfer fees in doing so.
(e)    Employee Covenant.
(i)    Employees. Schedule 6.3(f)(i)(A) contains a list of all employees of Seller and its Affiliates directly employed in the operation of the Purchased Terminal Facilities (collectively, the “Employees”), including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or Seller’s Affiliates (collectively, “Leave”). Schedule 6.3(f)(i)(A) also sets forth each Employee’s job title and indicates which Employees, if any, are represented by a union and, if so, by which union. Schedule 6.3(f)(i)(B) sets forth which Employees will not be made available to Buyer, or Buyer’s Affiliates (collectively, the “Excluded Employees”). Within fifteen (15) days following the Effective Date, Seller shall provide Buyer with sufficient summary information on its compensation arrangements and employee benefit plans applicable to the Employees to assist Buyer in developing offers of employment.
(ii)    Employment Offers to Active Employees. Buyer covenants that not later than twenty (20) days prior to the Closing Date, Buyer, or Buyer’s Affiliates, shall extend a written offer of employment with Buyer, or Buyer’s Affiliates, effective as of the Closing Date, to active Employees except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or Seller’s Affiliates immediately prior to the Closing Date. All Employees who accept employment with Buyer, or Buyer’s Affiliates, pursuant to the offers described either in this Section 6.3(f)(ii) or in Section 6.3(f)(iii) are referred to herein as “Transferred Employees”. Buyer covenants that no Transferred Employee’s initial salary or wages as an employee of Buyer, or Buyer’s Affiliates, shall be reduced during the 12-month period after the Closing Date. Buyer covenants that Buyer, or Buyer’s Affiliates, shall offer each active Employee no less than three (3) days in which to accept or reject Buyer’s, or Buyer’s Affiliates’, employment offer.
(iii)    Employment Offers to Employees on Leave. In addition, Buyer covenants that not later than twenty (20) days prior to the Closing Date, Buyer, or Buyer’s Affiliates, shall extend a written offer of employment with Buyer, or Buyer’s Affiliates, to each Employee who is on Leave as of the Closing Date except for the Excluded Employees, commencing at such time as such Employee is ready to return to work, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or Seller’s Affiliates immediately prior to the commencement of such Employee’s Leave; provided, however, that such Employee is ready to return to work within one hundred twenty (120) days after the Closing Date. Buyer covenants that Buyer, or Buyer’s Affiliates, shall offer each Employee on Leave no less than five (5) days in which to accept or reject Buyer’s, or Buyer’s Affiliates’, employment offer.
(iv)    Transfer Time. All Transferred Employees shall become employees of Buyer, or Buyer’s Affiliates, effective as of 11:59 EPT on the Closing Date and, except as otherwise provided herein, Buyer covenants that at such time, Buyer, or Buyer’s Affiliates, shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees effective as of such time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Buyer, or Buyer’s Affiliates.
(v)    Level of Employee Benefits Provided by Buyer, or Buyer’s Affiliates. Buyer covenants that Buyer, or Buyer’s Affiliates, shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as defined benefit plans, defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to such Employees by Seller or Seller’s Affiliates. No later than ten (10) days prior to the Closing Date, Seller shall provide to Buyer the Transferred Employees’ recognized credited service, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller or Seller’s Affiliates as of the day immediately prior to the Closing Date.
(vi)    Welfare Benefits and Other Benefits and Policies. For each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Buyer, or Buyer’s Affiliates, Buyer covenants that both Buyer, or Buyer’s Affiliates, and the applicable welfare benefit plan, policy and pay practice: (i) shall not require a physical examination or other proof of insurability, and shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller’s and its Affiliates’ comparable welfare benefit plan, policy or pay practice in effect as of the Closing Date; and (ii) except for Buyer’s or Buyer’s Affiliates’ high deductible health plan and the associated health savings accounts, shall credit the expenses of the Transferred Employees which were credited toward deductibles and co-insurance for the plan year in which the Closing Date occurs under the applicable welfare benefit plan of Seller or Seller’s Affiliates against satisfaction of any deductibles and co-insurance for the plan year in which the Closing Date occurs under Buyer’s, or Buyer’s Affiliates’, medical welfare benefit plan for the Transferred Employees, subject to either Seller or such Transferred Employee providing an explanation of benefits and other required documents to receive credit for such expenses.
(vii)    Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation due as of the Closing Date under the applicable vacation policy of Seller or Seller’s Affiliates. From and after the Closing Date, Buyer covenants that Buyer, or Buyer’s Affiliates, shall provide all Transferred Employees with vacation in accordance with Buyer’s, or Buyer’s Affiliates’, vacation policy based upon the recognized credited service amounts of such Transferred Employees with Seller or Seller’s Affiliates.
(viii)    Service Credit. From and after the Closing Date, Buyer covenants that the Transferred Employees shall be given credit for their service recognized by Seller or Seller’s Affiliates prior to the Closing Date for purposes of the plans and programs established by Buyer for its employees (excluding shared employees), as well as for purposes of determining any vacation, severance or seniority with respect to any layoffs.
(ix)    Benefits – Miscellaneous. Notwithstanding the foregoing, Buyer, and Buyer’s Affiliates, shall not be liable for any obligations of Seller or Seller’s Affiliates arising out of participation by Transferred Employees in the employee benefit plans of Seller or Seller’s Affiliates.
(x)    Collective Bargaining Agreement. Buyer agrees to recognize the union that is a party to the labor agreement set forth on Schedule 6.3(g)(ix) as the sole and exclusive collective bargaining agent as of the Closing Date, and immediately thereafter, for the Transferred Employees covered by the labor agreement.
(xi)    WARN Act and Other Notice Obligations. Buyer represents and warrants that, and covenants to Seller that, there shall be no actions taken by Buyer or Buyer’s Affiliates, that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the Millville Dallas Airmotive Plant Job Loss Notification Act, N.J.S.A. 34:21-1, et seq., the Philadelphia Ordinance relating to Notification of Intention to Close or Relocate Operations, 9 Phila. Code Section 9-1501 et. seq., or any similar provision of any federal, state, regional, foreign, or local law, rule, regulation, or ordinance (“WARN Obligations”). To the extent that any WARN Obligations might arise as a consequence of the change in ownership contemplated by this Purchase Agreement or as a consequence of any subsequent action taken by Buyer or Buyer’s Affiliates, Buyer covenants that Buyer, or Buyer’s Affiliates, shall be responsible for, and Buyer shall indemnify Seller and its Affiliates against any Losses caused by, arising from, incurred in connection with or relating in any way to, any such WARN Obligations. Buyer covenants that for ninety (90) days following the Closing Date, there shall not be any mass layoff, plant closing, transfer of operations, termination of operations, closing, relocation or other action that might trigger WARN Obligations of Seller or Seller’s Affiliates.
(xii)    Severance. In the event that the employment of any Transferred Employee is terminated within one (1) year following the Closing Date (other than for violation of generally applicable policies of Buyer or Buyer’s Affiliates or other circumstances reasonably constituting cause), then the Buyer shall provide such Transferred Employee with severance pay and benefits available under the severance program of Buyer available to similarly situated employees of Buyer and Buyer’s Affiliates.
(f)    Revenues and Remittance of Monies.
(i)    Revenues. Subject to the terms of this Purchase Agreement, all monies, proceeds, receipts, credits and income attributable to the Purchased Assets or for any delivery or performance by Buyer for any period of time on or after the Closing Date shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall promptly fully disclose, account for and transmit same to Buyer. All monies, proceeds, receipts and income attributable to the Purchased Assets or for any delivery or performance by Seller for any period of time prior to the Closing Date shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall promptly fully disclose, account for and transmit same to Seller.
(ii)    Expenses. Unless otherwise provided by the Parties in writing and subject to Section 6.2(c), all utility, accounts payable for goods and services, rent payments and similar expenses attributable to the Purchased Assets for any period of time on or prior to the Closing Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Subject to the terms of this Purchase Agreement, unless otherwise provided by the Parties in writing, all utility, accounts payable for goods and services, rent payments and similar expenses attributable to the Purchased Assets for any periods of time subsequent to the Closing Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.
(g)    Litigation Assistance. After the Closing Date and until the fifth (5th) anniversary thereof, each Party to this Purchase Agreement shall use Commercially Reasonable Efforts to provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party.
(h)    HSR Act. As promptly as practicable and in any event not more than seven (7) Business Days after execution of this Purchase Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated herein. Seller and Buyer shall respond promptly to any requests for additional information made by either of such agencies. Seller and Buyer shall jointly determine any tactic or strategy to obtain the expiration or termination of the applicable waiting period under the HSR Act. Each of Buyer and Seller agrees to cooperate and consult with the other and use Commercially Reasonable Efforts in connection with obtaining any required antitrust or competition clearance or the termination or expiration of an applicable waiting period from a Government Authority, including termination or expiration of the applicable waiting period under the HSR Act (an “Antitrust Regulatory Approval”). Buyer and Seller shall give each other reasonable advance notice of any notification, submission or other communication which it proposes to make or submit in connection with obtaining an Antitrust Regulatory Approval and provide the other Party with copies of a draft notification, submission or correspondence and any supporting documentation or information reasonably requested by either Party, except that no Party shall be obligated to provide to the other Party any information regarding the value of the transaction or covered by the attorney-client, joint defense privilege or any other privilege. Each Party hereby agrees to consider any comments of the other Party to any such notification, submission or communication and to consider revising such notification, submission or communication in accordance with any such comments. The Parties further agree to keep the other Party fully informed as to the progress of any notification made in order to obtain an Antitrust Regulatory Approval. Neither Seller nor Buyer nor their respective advisors shall be entitled to communicate with any Government Authority with regard to obtaining Antitrust Regulatory Approval or to attend any meetings with any Government Authority in connection an Antitrust Regulatory Approval or to make oral submissions at such meetings unless the other Party participates in any such communication or meeting. In the event that any Governmental Authority shall demand or seek to impose any divestitures, commitments, obligations, restrictions or conditions upon Buyer or its Affiliates to obtain such Antitrust Regulatory Approval, neither Seller nor Buyer shall be obligated to undertake any such divestitures, commitments, obligations, restrictions and conditions. All costs and expenses, including attorney’s fees, incurred in connection with obtaining any Antitrust Regulatory Approval of the transactions contemplated in this Purchase Agreement shall be the responsibility of the Party incurring such costs and expenses, except that Buyer shall bear all HSR Act filing fees.
(i)    Removal of Information. Before the Closing, Seller shall endeavor to remove data and programs that are not Purchased Assets from the computers and/or servers listed on the Equipment Schedule. The programs to be removed shall be identified on the Excluded Assets Schedule. To the extent that Seller intends to remove data, Seller shall notify Buyer in writing of the data to be so removed and the reason for such removal. Buyer shall ensure that any such data or programs that are found on such computers and/or servers shall be immediately deleted and shall not be retained, stored or used at any time or in any way that might have a material adverse effect on Seller or Seller’s Affiliates. Buyer shall require the Transferred Employees to sign statements that such employee shall (i) delete any data or programs that are not Purchased Assets found on any such computer or server, and (ii) not use, store or retain any data or programs that are not Purchased Assets. Buyer shall provide such signed statements to Seller within five (5) days after the Closing.
(j)    Third Party Software. Seller shall not be obligated to procure for Buyer any rights or benefits under any Intellectual Property licensed from Third Parties that is used or useful in the operation of any of the Purchased Assets and the business associated therewith as conducted by Seller prior to the Closing. Buyer shall be provided access to information concerning the identity and nature of support provided by Third Party service providers engaged by Seller to support Seller’s information technology infrastructure, but neither Seller nor Seller’s Affiliates shall have any obligation to assist Buyer to retain the services of such Third Parties, or to obtain such services at any particular cost.
(k)    Confidentiality.
(i)    Each Party shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Purchase Agreement, any Confidential Information of the other Party.
(ii)    Either Party may disclose Confidential Information only to those of its Affiliates and its Representatives who need to know such Confidential Information for the purpose of implementing the Transaction and managing the rights and obligations under this Purchase Agreement and the Ancillary Agreements. Neither Party shall use, nor permit its Affiliates and its Representatives to use, Confidential Information for any other purpose nor in any way that is or could reasonably be expected to be, directly or indirectly, detrimental to the other Party.
(iii)    Buyer acknowledges that all information provided to any of Buyer and Buyer’s Affiliates, including to their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by Seller and any of Seller’s Affiliates, including their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference; provided that in the event of any conflict between any term or condition of this Purchase Agreement and the terms or conditions of the Confidentiality Agreement, the terms and conditions of this Purchase Agreement shall govern. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to Buyer and Buyer’s Affiliates, including to their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives that relates solely to the Purchased Assets and the Assumed Liabilities; provided that Buyer acknowledges that any and all information provided or made available to Buyer and Buyer’s

Affiliates, including to their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by or on behalf of Seller (other than information relating solely to the Purchased Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.
(iv)    Buyer agrees that, from and after the date hereof and for a period of three (3) years, Buyer shall, and shall cause Buyer’s Affiliates (including their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) to, keep Seller’s Confidential Information confidential, except to the extent that disclosure of any such Confidential Information is (A) required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process, (B) is authorized by Seller, (C) reasonably occurs in connection with disputes over the terms of this Purchase Agreement, or (D) is reasonably necessary for either Party to comply with their obligations under Section 6.3(c) (provided that the Party desiring to make such disclosure under the foregoing clause (D) prior to the Closing Date shall first provide reasonable prior notice to the other Party). The provisions of this Section 6.3(m) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer of its obligations hereunder or under the Confidentiality Agreement. Furthermore, notwithstanding the foregoing, Buyer shall be permitted to disclose Seller’s Confidential Information to any of Buyer’s Affiliates, including, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives, on a “need to know” basis with respect to this transaction provided that such Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives shall comply with the terms of this Section 6.3(m).
(l)    Condemnation. If after the Effective Date but prior to the Closing Date, any portion of the Purchased Assets is taken in condemnation or under right of eminent domain by any Governmental Authority, the transactions contemplated hereunder will nevertheless close.  In such event, Seller shall, at Closing, pay to Buyer all sums paid to Seller or its Affiliates by Third Parties by reason of such taking and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in unpaid awards and other rights against Third Parties arising out of the taking.
(m)    Third Party Hydrocarbon Inventory Determination.  Seller covenants that its inventory processes and documentation (i.e. any and all periodic statements or reports issued to third parties with inventory at each terminal) accurately reflect the actual physical inventories for each third party at each terminal (before accounting for any gain or loss determined by the Hydrocarbon Inventory Methodology). Seller and Buyer agree to jointly determine the actual physical volumes and qualities of petroleum product and additives (“Hydrocarbon Inventory”) at the Terminal Facilities pursuant to the procedures and processes set forth on Schedule 6.3(n), Hydrocarbon Inventory Methodology.  Within five (5) Business Days of the reports prepared pursuant to Schedule 6.3(n), Buyer shall compare the actual physical volumes of Hydrocarbon Inventory at the Terminal Facilities at Closing with the physical volumes of products and additives owned by Third Parties at the Terminal Facilities at Closing as such volumes are recorded and reported in Terminal Facility records (“Third Party Hydrocarbon Inventory”).   If the actual physical volumes of Hydrocarbon Inventory is less than the volumes of Third Party Hydrocarbon Inventory, or if any Third Party Hydrocarbon Inventory does not meet the required product specifications, Buyer shall amend the settlement invoice for the Purchased Inventory Sales Agreement to account for any deviations from the Third Party Hydrocarbon Inventory volumes and specifications, using the prices set forth in Schedule 6.3(n), Hydrocarbon Inventory Methodology.  For Hydrocarbon Inventory that is off specification, Seller’s maximum liability to Buyer shall be limited to replacement value of the specific Hydrocarbon Inventory at the time of the issuance of the Inspector’s report less the salvage value of the off specification such Hydrocarbon Inventory. In the case of a shortage, Seller shall pay the amount set forth on such invoice. In the case of an overage, Buyer shall pay Seller the amount set forth on such invoice. If Seller or Buyer disputes the amount on such settlement invoice, the Parties agree to resolve such dispute in accordance with the dispute resolution procedures in this Purchase Agreement.
(n)    Schedules. From the date hereof through and including the Closing Date, if either Buyer or Seller becomes aware that any representation, warranty or schedules made by it was or becomes not true and correct, it shall so notify the other Party in writing. The representations and warranties and/or schedules made in this Purchase Agreement shall be deemed to be modified by any matter contained in such notice provided that, in the case of Seller, if any such changes in the representations and warranties and/or schedules would cumulatively adversely affect the value of the Purchased Assets by 0.5% or more of the Purchase Price, Buyer may object thereto within ten (10) days after receipt of the notice. If such objection is not given within the ten day period, or the cumulative changes do not have such adverse effect, then such changes shall not give rise to any right or remedy. If such objection notice is timely given and the effect of the cumulative changes on the value of the Purchased Assets exceeds such amount, and Seller determines that it cannot cure such adverse effect prior to the Closing by using Commercially Reasonable Efforts, then the Parties shall negotiate in good faith a reduction of the Purchase Price to fairly reflect the impact of the change on the value of the Purchased Assets. In the event that the Parties are unable to agree on a reduction of the Purchase Price prior to the Closing, then the Parties agree to resolve the matter in accordance with the dispute resolution provisions of this Purchase Agreement after the Closing.
ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS
The obligations of Buyer under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Buyer, on or before the Closing Date, of each of the following conditions:

7.1    Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement shall be in all material respects true and correct as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations or warranties to the extent qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
7.2    Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.
7.3    Consents; Permits. The consents set forth on Schedule 3.3, the transfer or assignment of any Permits set forth on Schedule 3.6(b)(3), and the consents and approvals of Third Parties under any Material Contract that are necessary for Buyer to own the Terminal Facilities shall have been obtained.
7.4    HSR Compliance. The waiting period under the HSR Act shall have expired or been terminated.
7.5    Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain or make illegal the consummation of the transactions contemplated by this Purchase Agreement.
7.6    Seller’s Closing Certificate. Seller shall have delivered to Buyer a closing certificate, executed by a duly authorized officer of Seller, attesting as to the satisfaction of the conditions set forth in Section 7.1, Section 7.2, and Section 7.5.
7.7    Instruments of Conveyance and Transfer. Seller shall have delivered to Buyer the executed documents provided in Section 2.3 in the forms attached hereto as Exhibits D through N.
7.8    Delivery of the Paulsboro Terminal Contract. Seller shall have delivered to Buyer the Paulsboro Terminal Contract.
7.9    Seller’s Guaranty. Seller’s Guaranty shall be in full force and effect.
ARTICLE VIII
CONDITION TO SELLER’S OBLIGATIONS
The obligations of Seller under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Seller, on or before the Closing Date, of each of the following conditions:

8.1    Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement shall be in all material respects true and correct as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations or warranties to the extent already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
8.2    Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
8.3    Consents. The consents set forth on Schedule 4.3 and consents and approvals of Third Parties under any Material Contract that are necessary for Buyer to own the Terminal Facilities shall have been obtained.
8.4    HSR Compliance. The waiting period under the HSR Act shall have expired or been terminated.
8.5    Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain or make illegal the consummation of the transactions contemplated by this Purchase Agreement.
8.6    Purchase Price and Undertakings. Buyer shall have delivered by wire transfer to Seller the Closing Date Payment pursuant to Section 2.2(b).
8.7    Buyer’s Closing Certificate. Buyer shall have delivered to Seller a closing certificate, executed by a duly authorized officer of Buyer, attesting as to the satisfaction of the conditions set forth in Section 8.1, Section 8.2 and Section 8.5.
8.8    Instruments of Conveyance and Transfer. Buyer shall have delivered to Seller the executed documents provided in Section 2.3 in the forms attached hereto as Exhibits D through N.
8.9    Buyer’s Guaranty. Buyer’s Guaranty shall be in full force and effect.
ARTICLE IX
CLOSING
9.1    Closing. The consummation of the transactions contemplated by this Purchase Agreement (the “Closing”) shall be effective at 11:59 p.m. EPT on the Closing Date, and the Closing shall take place at the offices of Seller, 333 Clay Street, Houston, Texas 77002, or such other place as the Parties otherwise agree in writing.

9.2    Closing Date. The “Closing Date” shall be on the fifth business day following the date on which the closing conditions set forth in Article VII and Article VIII have been satisfied or waived, as applicable (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions); provided, (i) if a Major Loss has occurred and Seller has, in its sole discretion, elected to repair such Major Loss, (ii) Seller is diligently proceeding to repair or rectify any such Major Loss, (iii) Seller, reasonably estimate(s) that it will complete such repair within one hundred eighty (180) days (exclusive of any time associated with the permitting process for any such repairs), and (iv) all other closing conditions in Article VII and Article VIII have been satisfied or waived, as applicable, the Closing Date shall be extended to 11:59 p.m. EPT on the last day of the month in which such repair is substantially completed, and the Termination Date shall be extended until the Long Stop Date.
9.3    Termination. Anything contained in this Purchase Agreement to the contrary notwithstanding, this Purchase Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
(a)    by written agreement of Buyer and Seller;
(b)    by Buyer, if any of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) shall have become incapable of fulfillment prior to the Termination Date, and shall not have been waived by Buyer or cured within thirty (30) days after notice from Buyer (provided, however, that Buyer is not then in material breach (or any breach in the case of any representations, warranties, covenants or agreements to the extent qualified by materiality or Material Adverse Effect) of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
(c)    by Buyer, if the Closing shall not have occurred on or before the Termination Date (provided, that Buyer is not then in material breach (or any breach in the case of any representations, warranties, covenants or agreements to the extent qualified by materiality or Material Adverse Effect) of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
(d)    by Seller, if any of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) shall have become incapable of fulfillment prior to the Termination Date, and shall not have been waived by Seller or cured within thirty (30) days after notice from Seller (provided, however, that Seller is not then in material breach (or any breach in the case of any representations, warranties, covenants or agreements to the extent qualified by materiality or Material Adverse Effect) of its representations, warranties, covenants or agreements contained in this Purchase Agreement), provided that the Termination Date shall be automatically extended (without any action by or on behalf of any party hereto) to the Long Stop Date if, as of the Termination Date, the condition set forth in Sections 7.4 and 8.4 has not been satisfied;

(e)    by Seller, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Seller is not then in material breach (or any breach in the case of any representations, warranties, covenants or agreements to the extent qualified by materiality or Material Adverse Effect) of its representations, warranties, covenants or agreements contained in this Purchase Agreement), provided that the Termination Date shall be automatically extended (without any action by or on behalf of any party hereto) to the Long Stop Date if, as of the Termination Date, the condition set forth in Sections 7.4 and 8.4 has not been satisfied; or
(f)    by Buyer, if between the date hereof and the Closing Date, there shall have occurred a Major Loss that Seller has elected not to repair or rectify, or that has not been substantially repaired or rectified by Seller in accordance with Section 9.2.
(g)    by Seller, if between the date hereof and the Closing Date, there shall have occurred a Major Loss that Seller has elected not to repair or rectify in accordance with Section 9.2
If this Purchase Agreement is terminated pursuant to this Section 9.3, neither Party shall have any right or remedy against the other Party as a result of such termination, except that this Section 9.3 shall not alter a Party’s rights or remedies available under this Purchase Agreement for any breach of this Purchase Agreement occurring prior to such termination.
ARTICLE X

INDEMNIFICATION
10.1    General Indemnification.
(a)    Seller’s General Indemnification Obligation. Subject to the provisions of this Article X (including Section 10.3), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and Buyer’s Affiliates and its and their officers, directors, agents, employees and contractors (collectively, “Buyer Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed exclusively by Section 10.2 hereof) incurred by Buyer Group which result from, relate to or arise out of the following:
(i)    any material inaccuracy in any representation or warranty to the extent not qualified by materiality or Material Adverse Effect (or any inaccuracy in a representation or warranty to the extent qualified by materiality or Material Adverse Effect) (other than relating to Environmental Laws, which shall be governed by Section 10.2) of Seller contained in this Purchase Agreement;
(ii)    a material breach of any covenant not qualified by materiality or Material Adverse Effect (or any breach in the case of any covenant qualified by materiality or Material Adverse Effect) (other than in the case of Section 6.3(g) for which any breach by

Seller shall be included) or other obligation by Seller contained in this Purchase Agreement; or
(iii)    the Excluded Liabilities.
(b)    Buyer’s General Indemnification Obligation. Subject to the provisions of this Article X (including Section 10.3), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates and its and their officers, directors, agents, employees and contractors (collectively, “Seller Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed by Section 10.2 hereof) incurred by Seller Group which result from, relate to or arise out of the following:
(i)    any material inaccuracy of any representation or warranty of Buyer contained in this Purchase Agreement;
(ii)    any material breach of any covenant or other obligation of Buyer contained in this Purchase Agreement (other than in the case of Sections 6.2 (c) and 6.3(g) for which any breach by Buyer shall be included);
(iii)    the Assumed Liabilities;
(iv)    the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets on or after the Closing Date; or
(v)    Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets at any time prior to the Closing Date.
10.2    Environmental Losses.
(a)    Seller’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article X (including Section 10.3), from and after the Closing Date, Seller hereby agrees to indemnify and hold harmless Buyer Group from and against any and all Environmental Losses incurred by Buyer Group which result from, relate to or arise out of the Excluded Liabilities.
(b)    Buyer’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article X (including Section 10.3), from and after the Closing Date, Buyer hereby agrees to indemnify and hold harmless Seller Group from and against all Environmental Losses (other than Environmental Losses that are governed by Section 10.2(a)) with respect to Buyer’s ownership, operation or use of the Purchased Assets, including:
(i)    the Assumed Liabilities;
(ii)    Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets at any time prior to the Closing Date; or

(iii)    any other Environmental Losses not covered by Sections 10.2(b)(i) through 10.2(b)(ii) above (but excluding those covered by 10.2(a)).
10.3    Limitations on Liability. Notwithstanding the provisions of this Article X:
(a)    Deductible and Cap. Except with respect to Losses arising under Section 3.11, Seller shall have no indemnification obligations for Buyer Group’s Losses under Sections 10.1(a)(i), 10.1(a)(ii), or 10.2(a) unless the aggregate total of such Losses exceeds two percent (2%) of the Purchase Price, and then only to the extent such Losses exceed two percent (2%) of the Purchase Price; provided that, except with respect to Losses arising under Section 3.11, in calculating Buyer Group’s Losses, individual Losses with respect to a single incident or matter in amounts less than $150,000 shall be disregarded. Furthermore, in no event shall Seller’s aggregate liability for (x) indemnification under Sections 10.1(a)(i) and 10.1(a)(ii), exceed twenty-five percent (25%) of the Purchase Price or (y) indemnification for Environmental Losses set forth in Section 10.2 exceed fifty percent (50%) of the Purchase Price. The limitations on indemnification set forth in this Section 10.3(a) shall not apply to Losses related to any breach of any of Seller’s Fundamental Representations, to Seller’s Remediation and Monitoring Projects Reimbursement Obligations or to Taxes that are Excluded Liabilities; provided that in no event shall Seller’s aggregate liability for indemnification with respect to all claims under this Purchase Agreement including for Losses related to any breach of Seller’s Fundamental Representations, exceed an amount equal to the Purchase Price.
(b)    Sole Remedy. The indemnification provisions in Section 6.1(a)(Access and Information), Section 6.3(f)(xi)(Warn Act) and this Article X shall represent the exclusive remedy of the Parties under this Purchase Agreement and in connection with the transactions contemplated hereby and any claims related hereto. Notwithstanding anything to the contrary herein, except for the indemnification provisions of Article X, no Party shall have any liability, and no Party shall make any claim, for any Losses or other matters (and Buyer and Seller hereby waive any such claim and any right of contribution against the other Party and such other Party’s respective Affiliates), under, arising out of or relating to this Purchase Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Applicable Laws or otherwise.
(c)    Unauthorized Investigations. A breach of Section 6.2(a) (an “Unauthorized Investigation”) shall automatically extinguish any indemnification obligation Seller may have under this Purchase Agreement for any Loss that results from an Unauthorized Investigation, including but not limited to Environmental Losses or other matters identified as a result of an Unauthorized Investigation.
(d)    Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if they fail to deliver written notification of a claim for indemnification under Section 10.4 for such matter before expiration of the applicable survival period set forth in Section 10.5.

(e)    No Betterments. Seller shall have no obligation to indemnify Buyer for any Losses that represent the cost of repairs, replacements or improvements by Buyer which enhance the value of any repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement.
10.4    Other Provisions Relating to Indemnification.
(a)    Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”) together with a statement of such information respecting any of the foregoing as it shall then have.
(b)    Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 10.4(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are different from, inconsistent with or in addition to those defenses available to the Indemnifying Party, or (ii) if there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld.

(c)    Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.
(d)    Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.
(e)    Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article X shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby. Notwithstanding the foregoing, a Party may also seek a remedy for a Closing Failure Breach pursuant to Section 12.3.
(f)    Burden of Proof. Any Party claiming that it is not required to provide indemnification under Section 10.1 or 10.2 due to the gross negligence or willful misconduct of the other Party shall bear the burden of proof with respect to such issue in any claim, dispute or controversy relating to or arising out of this Purchase Agreement.
(g)    Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article X or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under Applicable Law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.
10.5    Survival of Provisions and Indemnification Obligations.
(a)    Subject to Section 10.5(b) and unless as otherwise provided in this Purchase Agreement, all representations, warranties and indemnifications herein, the covenants of the Parties and the indemnification obligations of the Parties set forth in this Purchase Agreement shall survive (x) any investigation of the Parties and (y) the Closing as follows:
(i)    in the case of representations and warranties of the Parties in Article III and Article IV of this Purchase Agreement (and indemnification obligations of the Parties therefore), until one (1) year after the Closing Date; provided, however, that the Fundamental Representations of the Parties shall survive the Closing until the lapse of the applicable statute of limitations;

(ii)    in the case of covenants and indemnification obligations of the Parties other than the covenants set forth in Sections 6.1(j) (Remediation and Monitoring Projects) 6.3(g) (Revenues and Remittance of Monies) and 6.3(l) (Confidentiality) and the indemnification obligations set forth in Sections 10.1(a)(iii), 10.1(b)(iii), 10.1(b)(iv) 10.1(b)(v), 10.2(a) and 10.2(b), until one (1) year after the Closing Date, or otherwise in accordance with their terms;
(iii)    in the case of the covenants set forth in Section 6.3(f) (Employee Covenant), until the second anniversary of the Closing Date;
(iv)    in the case of the covenants set forth in Section 6.1(j) (Remediation and Monitoring Projects), until ten (10) years after the Closing Date; and
(v)    in the case of the covenants set forth in Sections 6.3(g) (Revenues and Remittance of Monies) and 6.3(l) (Confidentiality) and of the indemnification obligations set forth in Sections 10.1(a)(iii), 10.1(b)(iii), 10.1(b)(iv) 10.1(b)(v), 10.2(a) and 10.2(b), until the lapse of the applicable statute of limitations.
(b)    Notwithstanding the foregoing, in the event a claim for indemnification is made in accordance with the provisions hereof on or before the expiration of the applicable survival period for the provision under which such claim is made, the obligations of the Indemnifying Party shall continue as to such claim until it has been finally resolved.
ARTICLE XI
TAXES AND CHARGES
11.1    Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, use or other similar Taxes are or become due and payable in connection with the transfer of the Purchased Assets pursuant to this Purchase Agreement, any such Taxes shall be paid by Buyer. Buyer shall also pay any fees for recording any instruments of conveyance relating to transfer of the Purchased Assets and the Real Property Interests. Seller and Buyer shall use Commercially Reasonable Efforts to assist and cooperate with each other in connection with establishing the applicability of any exemption from any transfer taxes.
11.2    Allocation of Taxes. Seller shall pay or cause to be paid, directly to the taxing authority, all ad valorem or similar real and personal property taxes assessed on the Real Property Interests and Equipment, as applicable (“Real and Personal Property Taxes”), with respect to all periods before the fiscal tax year during which the Closing occurs (the “Current Tax Year”).  Buyer shall pay or cause to be paid directly to the taxing authority all Real and Personal Property Taxes assessed with respect to any period after the Current Tax Year.  Seller agrees to indemnify and hold Buyer harmless for all Taxes arising out of, accruing, incident, relating to, or in connection with Seller or Seller’s Affiliates’ failure to pay Taxes attributable or allocable to the Purchased Assets (excluding any sales or transfer Taxes to the extent arising from the sale and purchase of the Purchased Assets) attributable to or accruing during periods prior to the Closing Date.

The Parties shall each pay a share of any Real and Personal Property Taxes for the Current Tax Year as follows: each Party’s share of such taxes shall be the fraction of the total number of days in such fiscal tax year that such Party owned the Purchased Assets, as applicable with, for the avoidance of doubt, Buyer treated as owning the Purchased Assets on and after the Closing Date.
At Closing, Seller shall issue Buyer a credit or charge to the Purchase Price based on Seller’s estimated share of current year taxes, real or personal, reduced by any property taxes paid by Seller prior to closing.  All tax bills received after closing will be paid by Buyer directly to the taxing authorities prior to any delinquency date.  Any tax bills received by Seller shall be promptly forwarded to Buyer for payment.  Within thirty (30) days after receiving all tax bills related to the current tax year, Buyer shall determine the total amount of actual taxes paid directly to taxing authorities by both Buyer and Seller and shall calculate Seller’s share according to this Section 11.2.  If Seller’s actual share of taxes exceeds the Seller’s estimated share of current year taxes calculated at closing, then Buyer shall bill Seller for the underpayment.   If Seller’s actual share of taxes is less than the Seller’s estimated share of current year taxes calculated at closing, then Buyer shall pay Seller for the overpayment.
ARTICLE XII

MISCELLANEOUS PROVISIONS
12.1    Damages. Notwithstanding anything herein to the contrary, in no event shall a Party be liable to the other Party for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses that may be indemnified pursuant to Article X.
12.2    Amendment and Modification. Subject to Applicable Law, this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.
12.3    Failure to Close; Specific Performance. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Purchase Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief to prevent any such Closing Failure Breach and to enforce specifically this Purchase Agreement and the terms and provisions hereof in any action instituted in any court, subject to Section 12.9.
12.4    Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement must be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.5    Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile or other customary means of electronic transmission (e.g., “pdf”), or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (A) on the date of the delivery, if delivered personally, (B) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner, (C) on the date of electronic transmission, if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (D) on the fifth (5th) Business Day after sent for first class mail, postage prepaid, if sent in such manner:
(a)    If to Seller, to:
Plains Products Terminals LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: John R. Keffer, Senior Vice President - Terminals
Telephone No.: 713-646-4255
Facsimile No:     713-646-4306

With copies to:

Plains Products Terminals LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Richard K. McGee, Executive Vice President
Telephone No.: 713-652-3655
Facsimile No:      713-646-4313

(b)    If to Buyer, to:
PBF Logistics Products Terminals LLC
c/o PBF Logistics LP
One Sylvan Way, 2nd Fl.
Parsippany, NJ 07054
Attn.: Jim Fedena, Senior Vice President, Logistics
Telephone No.: 973-455-7500

With a copy to:

PBF Logistics Products Terminals LLC
c/o PBF Logistics GP LLC
One Sylvan Way, 2nd Fl.
Parsippany, NJ 07054
Attn.: Trecia Canty, Senior Vice President, General Counsel
Telephone No.: 973-455-7500

Any Party may change the address to which notices, requests, demands, and other communications under this Purchase Agreement are to be delivered by giving the other Party notice in accordance with this Section 12.5.
12.6    Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement shall be assigned (by operation of law or otherwise) prior to the Closing Date by either of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Assignment shall not relieve the assignor of liability hereunder. Buyer shall pay any and all transfer taxes due as a result of any such assignment made by it.
12.7    No Third Party Beneficiaries. Except as provided in Article X, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person. For the avoidance of doubt, there will be no Third Party beneficiaries under this Purchase Agreement for breaches of Section 6.3(f).
12.8    GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE VALIDITY AND ENFORCEABILITY OF ALL CONVEYANCE DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED PURSUANT TO THIS PURCHASE AGREEMENT INSOFAR AS THEY AFFECT TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.
12.9    Consent to Jurisdiction. Each of Seller and Buyer (a) irrevocably submits to the exclusive jurisdiction of any New York state court or United States District Court sitting in the Borough of Manhattan, New York, New York, and (b) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient.

12.10    Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile or a portable document format (*.pdf)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.11    Exhibits and Headings. Subject to Section 6.3(o), information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement and shall be deemed to be disclosed in all Schedules in which such matters are required to be disclosed. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer. The representations and warranties contained in Article III and Article IV of this Purchase Agreement are qualified by the Exhibits and Schedules. Nothing in these Exhibits and/or Schedules is intended to broaden the scope of any representation or warranty contained in this Purchase Agreement or to create any covenant unless clearly specified to the contrary therein. The inclusion of any item in Schedules (a) shall be deemed to be a disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the Ordinary Course of Business, (d) except as represented or warranted otherwise, does not represent a determination that the transactions contemplated by this Purchase Agreement require the consent of Third Parties and (e) shall not constitute, or be deemed to be, an admission to any Third Party concerning such item. These Exhibits and/or Schedules include descriptions of instruments or brief summaries of certain aspects of the Seller and its Affiliates and business and their respective operations. To the extent complete documents or other materials have been previously delivered or made available by Seller to Buyer, such descriptions and brief summaries are not necessarily complete and are provided in these Exhibits and Schedules to identify such documents or materials.
12.12    Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and the Ancillary Agreements and other documents referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no restrictions, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement. Except for the Deeds, nothing contained in the Non-Fee Assignments, the Bill of Sale and any other transfer documentation shall be deemed to amend, modify or expand any of the provisions of this Purchase Agreement or any rights or obligations of the Parties under this Purchase Agreement.
12.13    Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.
12.14    Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof.
12.15    Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the transfer and conveyance of the Purchased Assets.
12.16    Time Of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.
12.17    Like-Kind Exchange. Seller may, at its sole option, assign or transfer any or all of its rights hereunder to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, at the request of Seller, Buyer shall execute such agreements and other documents, and take such actions, as Seller may reasonably request that are necessary to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 and the regulations thereunder. Each of Buyer and Seller shall remain responsible for the performance of all of its respective obligations hereunder and Buyer shall not incur any unreimbursed third party costs, expenses, fees or liabilities as a result of or connected with the exchange.
12.18    Press Releases and Public Announcements. The Parties shall not (and shall cause their Affiliates not to) issue any press release or make any public announcement relating to the subject matter of this Purchase Agreement unless such Party has first consulted with the other Party and obtained the other Party’s prior written approval of the text thereof, which approval shall not be unreasonably withheld; provided, however, that a Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities or as may be necessary or appropriate in connection with customary presentations, meetings and conference calls with investors and analysts (in which case the disclosing Party will use its Commercially Reasonable Efforts to allow the other Party reasonable time to review and comment on the text of the proposed disclosure prior to making such disclosure).
12.19    Acknowledgment of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE

AND KNOWLEDGE OF THE TERMS HEREOF, AND (B) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN ARTICLE X BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN ARTICLE X SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
12.20    Dispute Resolution.
(a)    Unless this Purchase Agreement expressly provides for a different dispute resolution process with respect to a particular dispute, this Section 12.20 shall apply to any dispute arising under or in connection with this Purchase Agreement or the breach, termination, interpretation or invalidity thereof (whether arising in contract, tort or otherwise, and whether arising at law or in equity) (a “Dispute”).
(b)    All Disputes shall first be referred to senior executives of the Parties designated for such purpose (each, a “Designated Executive”). Such referral shall toll the applicable statute of limitations.
(c)    If the Designated Executives fail to settle such dispute within thirty (30) days after it is referred to them, either of the Parties may refer the matter to arbitration before a panel of three (3) neutral arbitrators, with one arbitrator to be selected by each Party and the final arbitrator shall be selected by the two (2) other arbitrators. The arbitration will be held in New York, New York, under the Rules of Arbitration of the American Arbitration Association. The arbitration shall be held in the English language. All arbitrators shall have experience resolving commercial disputes in the petroleum industry and shall have experience resolving disputes reasonably similar to the dispute they are called upon to resolve. The arbitration panel’s decision shall be in writing and shall be supported by detailed findings of fact and conclusions of law. The arbitration decision shall be final and binding on all Parties thereto, except that the arbitration panel shall have no power to render a decision that contains clearly erroneous findings of fact or law. With the exception of any decision that contains clearly erroneous findings of fact or law, all costs and expenses of such arbitration shall be borne in the manner determined by the panel; provided, that, unless otherwise expressly provided in this Purchase Agreement, if the amount in dispute is reasonably estimated to exceed seven million dollars ($7,000,000), the arbitration provisions of this Section 12.20(c) shall not apply, and the Parties may pursue any remedies not otherwise prohibited by this Purchase Agreement.
(d)    It is the intent of the Parties that the matters agreed upon to be arbitrated be decided as set forth herein and they shall not seek to have this Section 12.20 rendered unenforceable or to have such matter decided in any other way.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.
SELLER:

PLAINS PRODUCTS TERMINALS LLC

/s/ L. David Rabinowitz	By:	/s/ Jeremy Goebel
Attest:	Name:	Jeremy Goebel
	Title:	Vice President

BUYER:

PBF LOGISTICS PRODUCTS TERMINALS LLC

/s/ Trecia Canty	By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	Executive Vice President

[Signature Page to Purchase Agreement]